                                   EXHIBIT 2

             P R I V I L E G E D    AND    C O N F I D E N T I A L





                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                          CHARTER FEDERAL SAVINGS BANK

                                      AND

                           FIRST AMERICAN CORPORATION

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      ----
PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

PREAMBLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE ONE - TRANSACTIONS AND TERMS OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

         1.1     MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.2     TIME AND PLACE OF CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3     EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE TWO - TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

         2.1     BUSINESS OF SURVIVING BANK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.2     ASSUMPTION OF RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.3     ASSUMPTION OF LIABILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.4     CHARTER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.5     BYLAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.6     DIRECTORS AND OFFICERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE THREE - MANNER OF CONVERTING SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

         3.1     CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.2     ANTI-DILUTION PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.3     SHARES HELD BY CHARTER OR FAC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.4     FRACTIONAL SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         3.5     NO DISSENTERS' RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.6     MARKET VALUE OF FAC COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE FOUR - EXCHANGE OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

         4.1     EXCHANGE PROCEDURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         4.2     RIGHTS OF FORMER CHARTER STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         4.3     TERMINATION OF EXCHANGE AGENT RELATIONSHIP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE FIVE - REPRESENTATIONS AND WARRANTIES OF CHARTER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

         5.1     ORGANIZATION, STANDING, AND POWER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.2     AUTHORITY; NO BREACH BY AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.3     CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         5.4     CHARTER SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

         5.5     FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.6     DEPOSIT ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.7     ABSENCE OF UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.8     ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.9     ADEQUACY OF RESERVES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         5.10    TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.11    ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.12    ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.13    COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.14    INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.15    LABOR RELATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.16    EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.17    MATERIAL CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.18    LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.19    REPORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.20    STATEMENTS TRUE AND CORRECT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.21    ACCOUNTING, TAX, AND REGULATORY MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.22    CHARTER PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.23    OWNERSHIP OF FAC COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.24    QUALIFIED THRIFT LENDER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.25    PERMISSIBLE ACTIVITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.26    LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.27    CONDUCT OF BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.28    RELATED PARTY TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.29    INTELLECTUAL PROPERTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.30    LIQUIDATION ACCOUNT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE SIX - REPRESENTATIONS AND WARRANTIES OF FAC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         6.1     ORGANIZATION, STANDING, AND POWER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.2     AUTHORITY; NO BREACH BY AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.3     CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.4     FINANCIAL STATEMENTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.5     ABSENCE OF UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.6     ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.7     COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.8     LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.9     REPORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.10    STATEMENTS TRUE AND CORRECT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.11    AUTHORITY OF CHARTER INTERIM.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.12    ACCOUNTING, TAX AND REGULATORY MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.13    NO VOTE REQUIRED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.14    CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE SEVEN - CONDUCT OF BUSINESS PENDING CONSUMMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

         7.1     AFFIRMATIVE COVENANTS OF CHARTER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.2     NEGATIVE COVENANTS OF CHARTER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         7.3     COVENANTS OF FAC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.4     ADVERSE CHANGES IN CONDITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         7.5     REPORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE EIGHT - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

         8.1     REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL  . . . . . . . . . . . . . . . . . . .  31
         8.2     NASDAQ STOCK MARKET  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.3     APPLICATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         8.4     AGREEMENT AS TO EFFORTS TO CONSUMMATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.5     INVESTIGATION AND CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         8.6     PRESS RELEASES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.7     CERTAIN ACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.8     TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.9     AGREEMENTS OF AFFILIATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.10    TRANSITION OF CERTAIN EMPLOYEE BENEFIT PLANS; EMPLOYEE MATTERS . . . . . . . . . . . . . . . . . . .  34
         8.11    INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.12    CHARTER STOCK OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.13    FAIRNESS OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.14    AGREEMENTS RELATING TO POOLING-OF-INTERESTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE NINE - CONDITIONS PRECEDENT TO OBLIGATIONS
TO CONSUMMATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         9.1     CONDITIONS TO OBLIGATIONS OF EACH PARTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.2     CONDITIONS TO OBLIGATIONS OF FAC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         9.3     CONDITIONS TO OBLIGATIONS OF CHARTER.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE TEN - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         10.1    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         10.2    EFFECT OF TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         10.3    NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE ELEVEN - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         11.1    DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.2    EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.3    BROKERS AND FINDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.4    ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

         11.5    AMENDMENTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         11.6    WAIVERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         11.7    ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         11.8    NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         11.9    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         11.10   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         11.11   CAPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         11.12   SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

SIGNATURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

                                LIST OF EXHIBITS



EXHIBIT NUMBER              DESCRIPTION
--------------              -----------

         1. Form of Plan of Merger and Combination between Charter and Charter Interim. (Section Section 1.1, 11.1).

         2.                 Form of agreement of affiliates of Charter.
                            (Section  8.9).

         3.                 Form of legal opinion of counsel to Charter.
                            (Section  9.2(g)).

         4.                 Form of legal opinion of counsel to FAC (Section
                            9.3(d)).

         5.                 Form of Stock Option Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of May 17, 1995, by and between CHARTER FEDERAL SAVINGS BANK ("Charter"), a federal stock savings bank organized and existing under the laws of the United States, with its principal office located in Bristol, Virginia; and FIRST AMERICAN CORPORATION ("FAC"), a corporation organized and existing under the laws of the State of Tennessee with its principal office located in Nashville, Tennessee.


                                    PREAMBLE

         The Boards of Directors of Charter and FAC are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of Charter by FAC pursuant to the merger of a newly formed first tier, interim federal savings bank subsidiary of FAC ("Charter Interim") with and into Charter. At the Effective Time of such Merger, the outstanding shares of the common stock of Charter shall be converted into shares of the common stock of FAC (except as provided herein). As a result, stockholders of Charter shall become stockholders of FAC. It is the intention of the Parties that such additional transactions also be effectuated immediately following the Merger as may be necessary or appropriate to result in (a) the Charter branches located in Tennessee and in Bristol, Virginia becoming and being operated as branches of First American National Bank, Nashville, Tennessee, a wholly-owned, first-tier national bank subsidiary of FAC ("First American National Bank"), and Charter continuing to conduct the business and operations of the remaining Charter branches as a wholly-owned, first-tier federal savings bank subsidiary of FAC (the "Primary FAC Objective Transactions") or (b) if the transactions contemplated by (a) can not or do not receive all necessary regulatory approvals, then the Charter branches located in Tennessee becoming and being operated as branches of First American National Bank and Charter continuing to conduct the business and operations of the Charter branches located in Virginia as a wholly-owned, first-tier federal savings bank subsidiary of FAC (the "Alternative FAC Objective Transactions"). The transactions described in this Agreement are subject to the approvals of the stockholders of Charter, and all necessary regulatory approvals as may be required by the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and such state regulatory authorities as may be appropriate to effectuate the intentions of the parties hereto, and the satisfaction of certain other conditions described in this Agreement. It also is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and that the exchange of Charter common stock to the extent exchanged for FAC common stock will not give rise to gain or loss to the holders of Charter common stock with respect to such exchange. In consideration of the execution of this Agreement by FAC, Charter is granting to FAC an option to acquire up to 19.99% of the authorized but unissued common stock on the terms and in the form attached hereto as Exhibit 5.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                  ARTICLE ONE
                        TRANSACTIONS AND TERMS OF MERGER


      1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time as hereinafter defined, Charter Interim shall be merged with and into Charter in accordance with and with the effect provided in Title 12, United States Code, Section 1467a(s) and 12 C.F.R. Section 552.13(1) (the "Merger"). Charter shall be the Surviving Bank resulting from the Merger and shall be a wholly-owned, first tier federal savings bank Subsidiary of FAC and shall continue to be governed by the Laws of the United States. As a result of the Merger, FAC will acquire 100% of the capital stock of Charter in accordance with Title 12, United States Code, Section 1467(a)(e). The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted or authorized by the respective Boards of Directors of Charter and FAC, and the terms of a Plan of Merger to be entered into by Charter and Charter Interim. Immediately following the Merger, such transactions as are necessary or advisable to effectuate the Primary FAC Objective Transactions or the Alternative FAC Objective Transactions shall be consummated. Charter agrees to cooperate with FAC in all material respects and to use its best efforts to obtain such regulatory approvals as may be required to allow the Primary FAC Objective Transactions or the Alternative FAC Objective Transactions to be consummated.

      1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the last business day of the calendar quarter in which the satisfaction of all conditions precedent specified in Article Nine hereof occurs or at such other time that the Parties, acting through their chief executive officers or principal financial officers, shall mutually agree. The place of Closing shall be at the offices of FAC, or such other place as may be mutually agreed upon by the Parties.

      1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time of endorsement of the Articles of Combination filed with the OTS or on such other date and at such other time as the OTS declares the Merger effective (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or principal financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur at the end of the last day of the calendar quarter during which the Closing takes place, or such later date within thirty (30) days of such date as shall be mutually agreed upon by FAC and Charter.

                                  ARTICLE TWO
                                TERMS OF MERGER



      2.1 BUSINESS OF SURVIVING BANK. The business of the Surviving Bank from and after the Effective Time shall continue to be that of a federal stock savings bank organized under the laws of the United States. The business shall be conducted from its home office in Bristol, Virginia or such other location as FAC shall designate at the Effective Time, and at its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, at the Effective Time.

      2.2 ASSUMPTION OF RIGHTS. At the Effective Time, the separate existence and corporate organization of Charter Interim shall be merged into and continued in the Surviving Bank. All rights, franchises, and interests of both Charter and Charter Interim in and to every type of property (real, personal, and mixed), and all choses in action of both Charter and Charter Interim shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either Charter or Charter Interim at the Effective Time.

      2.3 ASSUMPTION OF LIABILITIES. All liabilities and obligations of both Charter and Charter Interim of every kind and description (including without limitation the liquidation account established by Charter in connection with its conversion to the stock form of organization, as in existence at the Effective Time) shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that Charter and Charter Interim were so bound at the Effective Time.

      2.4 CHARTER. The charter of Charter in effect immediately prior to the Effective Time shall be the charter of the Surviving Bank until otherwise amended or repealed.

      2.5 BYLAWS. The bylaws of Charter in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank until otherwise amended or repealed.

      2.6 DIRECTORS AND OFFICERS. The directors of Charter Interim in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the bylaws of the Surviving Bank. The officers of Charter Interim in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the bylaws of the Surviving Bank.


                                 ARTICLE THREE
                          MANNER OF CONVERTING SHARES

      3.1 CONVERSION OF SHARES. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

               (a) Each share of FAC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

               (b) Each share of Charter Interim Common Stock issued and outstanding prior to the Effective Time shall at the Effective Time continue to be issued and outstanding and shall be an identical outstanding share of the Surviving Bank.

               (c) Each share of Charter Common Stock issued and outstanding at the Effective Time (excluding shares held by any Charter Company or by any FAC Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, which shares shall be canceled as provided in
Section 3.3 of this Agreement) shall cease to be outstanding and shall be converted into and exchanged for 0.3800 shares of FAC Common Stock (the "Common Stock Exchange Ratio"); provided, however, that, in the event the FAC Market Value at the Effective Time (determined as provided in Section 3.6 of this Agreement) is greater than $39.75 per share, then the Common Stock Exchange Ratio shall be reduced to such amount, rounded to the nearest one-ten thousandth of a share, as shall equal $15.10 divided by the FAC Market Value; and provided further, however, that, if FAC enters into a definitive agreement of merger or reorganization with another entity as a result of which either FAC is not the surviving entity or FAC's Chief Executive Officer will not become the Chief Executive Officer of the surviving entity, then the Common Stock Exchange Ratio shall be 0.3800 shares of FAC Common Stock for each share of Charter Common Stock exchanged.

      3.2 ANTI-DILUTION PROVISIONS. In the event Charter or FAC changes the number of shares of Charter Common Stock or FAC Common Stock respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Common Stock Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend or similar recapitalization.

      3.3 SHARES HELD BY CHARTER OR FAC. Each of the shares of Charter Common Stock held by any Charter Company or by any FAC Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Charter Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FAC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FAC Common Stock multiplied by the market value of one share of FAC Common Stock at the Effective Time.
The market value of one share of FAC Common Stock at the Effective Time shall be the closing price of such common stock as reported on the Nasdaq Stock Market on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

      3.5 NO DISSENTERS' RIGHTS. The holders of Charter Common Stock will not have dissenters' rights of appraisal as a result of the Merger or any other event or transaction contemplated by this Agreement.

      3.6 MARKET VALUE OF FAC COMMON STOCK. The market value of one share of FAC Common Stock on the Effective Time (the "FAC Market Value") shall be the average per share closing price of FAC Common Stock on the Nasdaq Stock Market (as reported by The Wall Street Journal or other authoritative source) for the twenty consecutive trading days ending on and including the third day immediately preceding but not including the day of the Effective Time.


                                  ARTICLE FOUR
                               EXCHANGE OF SHARES


      4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time but in no event later than five (5) business days thereafter, FAC shall cause FAC itself or such bank or trust company as FAC shall elect (which may be a subsidiary of FAC), acting as the exchange agent (the "Exchange Agent"), to mail to the former stockholders of Charter appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Charter Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Charter Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of Charter Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of FAC Common Stock to which such holder may be otherwise entitled (without interest). FAC shall not be obligated to deliver the consideration to which any former holder of Charter

Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Charter Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Charter Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither FAC, the Surviving Bank, nor the Exchange Agent shall be liable to a holder of Charter Common Stock or FAC Common Stock, as the case may be, for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

      4.2 RIGHTS OF FORMER CHARTER STOCKHOLDERS. At the Effective Time, the stock transfer books of Charter shall be closed as to holders of Charter Common Stock immediately prior to the Effective Time, and no transfer of Charter Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Charter Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor and when issued, such consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Charter Common Stock. Whenever a dividend or other distribution is declared by FAC on the FAC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of FAC Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of FAC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Charter Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Charter Common Stock certificate, both the FAC Common Stock certificate (together with all such undelivered dividends or other distributions with a record date after the Effective Time and a payment date at or prior to such surrender (without interest)) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate. If, after the Effective Time, certificates representing Charter Common Stock are presented to the Surviving Bank for any reason, they shall be surrendered and exchanged as provided in
Section 4.1.

      4.3 TERMINATION OF EXCHANGE AGENT RELATIONSHIP. At any time following one year after the Effective Time, FAC shall be entitled to terminate the Exchange Agent relationship, and any stockholders of Charter who have not theretofore surrendered their shares of Charter Common Stock pursuant to this Article Four shall thereafter look only to FAC for payment of their claim for FAC Common Stock, any cash in lieu of fractional shares of FAC Common Stock and any dividends or distributions with respect to FAC Common Stock (subject to abandoned property, escheat or other similar laws).

                                  ARTICLE FIVE
                   REPRESENTATIONS AND WARRANTIES OF CHARTER

      Charter hereby represents and warrants to FAC as follows:

      5.1 ORGANIZATION, STANDING, AND POWER. Charter is a federal stock savings bank duly organized, validly existing, and in good standing under the Laws of the United States, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Charter is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed will not have, individually or in the aggregate, a Material Adverse Effect on Charter. The minute books of Charter contain accurate records of all meetings and other corporate actions since January 31, 1993 of its stockholders and Board of Directors (including the committees of the Board of Directors).

      5.2      AUTHORITY:  NO BREACH BY AGREEMENT.

               (a) Charter has the corporate power and authority necessary to execute, deliver, and perform its obligations under, this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement and the Plan of Merger by the holders of two-thirds of the outstanding shares of Charter Common Stock. The execution, delivery, and performance of this Agreement and the Plan of Merger have been approved by the Board of Directors of Charter and the consummation of the transactions contemplated herein and therein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action in respect thereof on the part of Charter, subject to the approval of this Agreement and the Plan of Merger by the holders of two-thirds of the outstanding shares of Charter Common Stock. Subject to such requisite approval, this Agreement represents, and, when executed and delivered, the Plan of Merger will represent, a legal, valid, and binding obligation of Charter, enforceable against Charter in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement or the Plan of Merger by Charter, nor the consummation by Charter of the transactions contemplated hereby or thereby, nor compliance by Charter with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Charter's charter or bylaws except for possible redesignation of Charter's home office, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Charter Company under, any Contract or Permit of any Charter Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any material Law or Order applicable to any Charter Company or any of their respective Assets.

               (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq Stock Market, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, will not have, individually or in the aggregate, a Material Adverse Effect on Charter. No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Charter of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

      5.3      CAPITAL STOCK.

               (a) The authorized capital stock of Charter consists of (i) 50,000,000 shares of $.01 par value Charter Common Stock, of which 5,125,313 shares are issued and outstanding as of the date of this Agreement and not more than 5,272,513 shares will be issued and outstanding at the Effective Time which includes currently outstanding Charter Stock Options, excluding any shares resulting from an adjustment pursuant to Section 3.2, and (ii) 7,500,000 shares of $.01 par value Charter Preferred Stock of which no shares of Charter Preferred Stock are issued and outstanding as of the date of this Agreement or will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of Charter Common Stock are duly authorized, validly issued and fully paid and nonassessable. None of the outstanding shares of Charter Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Charter.

               (b) Except as set forth in Section 5.3(a) of this Agreement, or as disclosed in Section 5.3(b) of the Charter Disclosure Memorandum, there are no shares of capital stock or other equity securities of Charter outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Charter or contracts, commitments, understandings, or arrangements by which Charter is or may be bound to issue additional shares of Charter Common Stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

               (c) As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of Charter were issued or outstanding.

               (d) Since March 31, 1995, Charter has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of Charter or any of its Subsidiaries, other than pursuant to and as required by the terms of any Charter Stock Options; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its Subsidiaries, any shares of capital stock of Charter or any of its Subsidiaries (other than the acquisition of trust account shares); or (C) declared, set aside, made or paid to the stockholders of Charter dividends or other distributions on the outstanding shares of capital stock of Charter, other than regular quarterly cash dividends at a rate not in excess of the regular quarterly cash dividends most recently declared by Charter prior to the date hereof.

      5.4 CHARTER SUBSIDIARIES. Charter has disclosed in Section 5.4 of the Charter Disclosure Memorandum each of the Charter Subsidiaries and the activities in which each of them engages as of the date of this Agreement. Except as disclosed, Charter or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Charter Subsidiary. No equity securities of any Charter Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Charter Subsidiary is bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any Charter Company is or may be bound to transfer any shares of the capital stock of any Charter Subsidiary. There are no Contracts relating to the rights of any Charter Company to vote or to dispose of any shares of the capital stock of any Charter Subsidiary. All of the issued and outstanding shares of capital stock of each Charter Subsidiary held by a Charter Company are duly authorized, validly issued, and fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Charter Company free and clear of any Lien.
Each Charter Subsidiary is a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Charter Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect on it or Charter. Except as disclosed in Section 5.4 of the Charter Disclosure Memorandum, no Charter Company is a party to a joint venture or is a partner in a general or limited partnership.

      5.5 FINANCIAL STATEMENTS. Charter has disclosed in Section 5.5 of the Charter Disclosure Memorandum, and has delivered to FAC copies of, all Charter Financial Statements for periods ended prior to the date hereof, and will deliver to FAC copies of all Charter Financial Statements prepared subsequent to the date hereof, including monthly financial statements. The Charter Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Charter Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, (ii) present or will present, as the case may be, fairly the consolidated financial position of the Charter Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the Charter Companies for the periods indicated, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material), and (iii) as included in reports filed with the OTS under the Securities Exchange Act of 1934 comply as to form in all material respects with applicable accounting requirements and published rules and regulations.

      5.6 DEPOSIT ACCOUNTS. The deposit accounts of Charter are insured by the Savings Association Insurance Fund of the FDIC to the maximum extent permitted under Law, and Charter has paid all premiums and assessments and filed all reports required to have been paid or filed under the Federal Deposit Insurance Act.

      5.7 ABSENCE OF UNDISCLOSED LIABILITIES. No Charter Company has any Liabilities that will have, individually or in the aggregate, a Material Adverse Effect on Charter, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Charter as of March 31, 1995 included in the Charter Financial Statements or reflected in the notes thereto. No Charter Company has incurred or paid any Liability since March 31, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which will not have, individually or in the aggregate, a Material Adverse Effect on Charter. Except as set forth in
Section 5.7 of the Charter Disclosure Memorandum, Charter has no off-balance sheet financial instruments including but not limited to letters of credit, unfunded commitments and derivative financial instruments. To Charter's knowledge, there are no unasserted claims that are not disclosed in the Charter Financial Statements that would have a Material Adverse Effect on Charter.

      5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1994, except as disclosed in the Charter Financial Statements filed with the OTS after such date and prior to the date of this Agreement, (i) no events or changes have occurred or have been threatened which have had, will have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect upon the Charter Companies considered as a whole, (ii) the Charter Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Charter in this Agreement, and (iii) neither Charter nor any of its Subsidiaries has suffered any loss or damage to their respective properties, or Assets, whether or not insured, or union activity that would have, individually or in the aggregate, a Material Adverse Effect on the Charter Companies taken as a whole.

      5.9      ADEQUACY OF RESERVES.

               (a) The allowance for loan losses (the "Allowance") set forth in Note 4 to the Charter Financial Statements dated March 31, 1995 was, and the Allowance shown in the notes to the consolidated statements of financial condition of Charter included in the Charter

Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable OTS requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Charter Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Charter Companies as of the dates thereof.

               (b) The allowance for loss on real estate acquired in settlement of loans ("REO Reserve") shown on Schedule SC to the Charter Thrift Financial Report dated March 31, 1995 and filed with the OTS was, and the REO Reserve shown on the consolidated statements of financial condition of Charter included in the Charter Financial Statements or notes thereto or Schedule SC to the Charter Thrift Financial Reports filed with the OTS as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable OTS requirements or guidelines) to provide for losses relating to or inherent in the other real estate owned portfolios of the Charter Companies as of the dates thereof and the resulting net assets are carried at the fair value less costs to sell.

      5.10     TAX MATTERS.

               (a) All Tax returns required to be filed on behalf of any of the Charter Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1993 and on or before the date of the most recent fiscal year end immediately preceding the Effective Time. All Taxes shown on filed returns and all estimated Taxes for periods for which extensions have been requested have been paid. No deficiencies for any Taxes have been proposed, asserted, or assessed against Charter or any of its Subsidiaries that are not adequately reserved for in the Charter Financial Statements dated prior to the date of this Agreement, except for deficiencies that will not have a Material Adverse Effect on Charter. Except with respect to claims for refunds, the Federal income tax returns of Charter and each of its Subsidiaries consolidated in such returns have been examined by and settled with the IRS, or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1990. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

               (b) None of the Charter Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable Taxing authorities) that is currently in effect.

               (c) Adequate provisions for any current and deferred Taxes due or to become due for any of the Charter Companies for the period or periods through and including the date of the respective Charter Financial Statements have been accrued and are reflected on such Charter Financial Statements.

      5.11 ASSETS. Except as disclosed in the Charter Financial Statements and in Section 5.11 of the Charter Disclosure Memorandum, the Charter Companies have good and marketable title, to all of their respective Assets that are material to the business of the Charter Companies on a consolidated basis, and such Assets are owned free and clear of all Liens. All material tangible properties used in the businesses of the Charter Companies are in good condition reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Charter's past practices. All Assets which are material to the business of the Charter Companies, held under leases or subleases by any of the Charter Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

      5.12 ENVIRONMENTAL MATTERS. Except as set forth in Section 5.12 of the Charter Disclosure Memorandum and to Charter's Knowledge:

               (a) The operations of Charter and its Subsidiaries have been in the past and are now in compliance with all federal, state and local laws, rules and regulations and other governmental restrictions relating to pollution or protection of the environment or public or employee health and safety (collectively, the "Environmental Laws") including, without limitation, those relating to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq. ("RCRA"), the Hazardous Materials Transportation Act, as amended by the Solid Waste Disposal Act and as further amended, 49 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Safe Water Drinking Act, 42 U.S.C. Section 300f-300j; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; and the Occupation Safety and Health Act.

               (b) Neither Charter nor any Subsidiary have been notified of an Environmental Laws violation; and are not otherwise aware that it is considered potentially liable under the Environmental Laws; and neither Charter nor any Subsidiary have received any requests for information or other correspondence (including, without limitation, consent orders, consent decrees, judgments, orders or injunctions) by or from any governmental authority or private party concerning any site, facility or operation relating to (x) the Environmental Laws, (y) environmental protection and health or safety matters, or (z) any statutory or commonlaw theory of liability involving environmental or health and safety matters.

               (c) No use, disposal, releases, burial, placement or migration of any material regulated under or defined by any Environmental Law, including without limitation, asbestos (collectively, "Hazardous Materials"), has occurred on, in, at, or under any of the property owned, leased or operated at any time by Charter or any Subsidiary.

               (d) There has been no disposal, release, burial or placement of Hazardous Materials on any real property not owned, leased or operated by Charter or any Subsidiary which may result or has resulted in contamination of or beneath the property owned, leased or operated at any time by Charter or any Subsidiary.

               (e) All of the above-ground and underground storage tanks presently on any real property owned, leased or operated by Charter or any Subsidiary have been properly registered.

               (f) No audit or investigation has been conducted as to environmental matters relating to any property owned, leased or operated by Charter or any Subsidiary by any governmental agency.

               (g) There are no civil or criminal actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted or pending, or threatened relating to the liability of any properties owned or operated by Charter or any Subsidiary under any Environmental Law.

      5.13 COMPLIANCE WITH LAWS. Charter is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Each Charter Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which will not have, individually or in the aggregate, a Material Adverse Effect on Charter, and there has occurred no Default under any such Permit, other than Defaults which will not have, individually or in the aggregate, a Material Adverse Effect on Charter. None of the Charter Companies:

               (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which will not have, individually or in the aggregate, a Material Adverse Effect on Charter; and

               (b) As of the date of this Agreement, is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any condition imposed in writing, order or directive by, or is a recipient of any notification, communication or extraordinary supervisory letter from, any governmental authority or Regulatory Authority which asserts that any Charter Company is not in compliance with any material Laws or material Orders where such noncompliance will have individually or in the aggregate, a Material Adverse Effect on Charter, restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies, its management, or the payment of dividends, nor has Charter been advised by any Regulatory Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, condition, notification, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

      5.14 INSURANCE. Each of Charter and its Subsidiaries is presently insured, and since January 1, 1993 has been insured for reasonable amounts against such material risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability, and other insurance maintained with respect to the assets or businesses of Charter and its Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which any of Charter or its Subsidiaries is a named insured are sufficient for their purpose.

      5.15 LABOR RELATIONS. No Charter Company is the subject of any Litigation asserting that it or any other Charter Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Charter Company to bargain with any labor organization as to wages or conditions of employment, nor is any Charter Company a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Charter Company, pending or threatened, or to its Knowledge, is there any activity involving any Charter Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

      5.16     EMPLOYEE BENEFIT PLANS.

               (a) Charter has disclosed in Section 5.16(a) of the Charter Disclosure Memorandum, and has delivered or made available to FAC prior to the execution of this Agreement correct and complete copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by any Charter Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Charter Benefit Plans"). Any of the Charter Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(1) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Charter ERISA Plan." On or after September 26, 1980, neither Charter nor any Charter Company has participated in or had an "obligation to contribute" (as defined in ERISA
Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Except as disclosed in Section 5.16(a) of the Charter Disclosure Memorandum, with respect to each Charter Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such plan based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan does not exceed the fair market value of the assets of such plan allocable to such accrued benefits. If Charter and its Subsidiaries at any time withdraw from participation as a contributing sponsor in any Charter Benefit Plan that is a plan described in Section 4063(a) of ERISA, neither Charter nor any of its Subsidiaries would incur any liability to such plan. Neither Charter nor any of its Subsidiaries is a "substantial employer" within the meaning of Section 4001(a)(2) of ERISA, with respect to any plan described in Section 4063(a) of ERISA.

               (b) Except as disclosed in Section 5.16(b) of the Charter Disclosure Memorandum, Charter has delivered or made available to FAC prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Charter Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Charter Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1974, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Charter Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

               (c) Except as disclosed in Section 5.16(c) of the Charter Disclosure Memorandum, all Charter Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which would have, individually or in the aggregate, a Material Adverse Effect on Charter. Each Charter ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Charter is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Each trust created under any Charter ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Charter is not aware of any circumstance which will or could result in revocation of such exemption. Except as disclosed in Section 5.16(c) of the Charter Disclosure Memorandum, with respect to each Charter Benefit Plan, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There is no material pending or threatened Litigation relating to any Charter ERISA Plan. No Charter Company has engaged in a transaction with respect to any Charter Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Charter Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which would have, individually or in the aggregate, a Material Adverse Effect on Charter. No event that constitutes a "reportable event", as defined in Section 4043 of ERISA has occurred with respect to any Charter ERISA Plan. All Charter Benefit Plans that are group health plans as defined in Section 5000(b) of the Internal Revenue Code have been operated in compliance with the applicable requirements for continuation coverage of
Section 4980B of the Internal Revenue Code.

               (d) Except as disclosed in Section 5.16(d) of the Charter Disclosure Memorandum, no liability under Title IV of ERISA has been or is expected to be incurred by any Charter Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any entity which is considered a single employer with a Charter Company under Section 4001 of ERISA or Section 414 of the Internal Revenue Code (an "ERISA Affiliate").

               (e) Except as disclosed in Section 5.16(e) of the Charter Disclosure Memorandum, no defined benefit plan of a Charter Company or an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA and no Charter Company or ERISA Affiliate has an outstanding funding waiver. No Charter Company or ERISA Affiliate has provided, or is required to provide, security to any plan of a Charter Company or an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

               (f) Except as disclosed in Section 5.16(f) of the Charter Disclosure Memorandum, no Charter Company has any obligations for retiree health and life benefits under any of the Charter Benefit Plans.

               (g) Except as disclosed in Section 5.16(g) of the Charter Disclosure Memorandum, no oral or written representation or communication with respect to any aspect of the Charter Benefit Plans has been made to employees of any of the Charter Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. All Charter Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Charter Benefit Plans are correct and complete and there have been no changes in the information set forth therein.

               (h) Except as disclosed in Section 5.16(h) of the Charter Disclosure Memorandum, to the Knowledge of Charter, there are no issues or disputes with respect to any Charter Benefit Plans, or the administration thereof, currently between any trustee or other fiduciary thereunder, Charter or any of its Subsidiaries and any governmental agency or, employee, which would, individually or in the aggregate, have a Material Adverse Effect on Charter.

      5.17 MATERIAL CONTRACTS. Except as disclosed in Section 5.17 of the Charter Disclosure Memorandum, none of the Charter Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000, (ii) any Contract relating to the borrowing of money by any Charter Company or the guarantee by any Charter Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among Charter Companies, and (iv) any other material Contract (together with all Contracts referred to in Sections
5.11 and 5.16(a) of this Agreement, the "Charter Contracts"). None of the Charter Companies or, to Charter's

Knowledge, any counterparty to a Charter Contract, is in Default under any Charter Contract which, individually or in the aggregate, will have a Material Adverse Effect on Charter. All contracts or amendments thereto that were required to be filed as exhibits to Charter's Form 10-K filed for the fiscal year ended June 30, 1994 and quarterly reports on Form 10-Q for quarters subsequent thereto were filed as exhibits to such reports by Charter with the OTS as of the date of this Agreement.

      5.18 LEGAL PROCEEDINGS. Except to the extent specifically and adequately reserved against in the Charter Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Charter, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Charter Company, or against any Asset, interest, or right of any of them, that will have, individually or in the aggregate, a Material Adverse Effect on Charter. Charter has disclosed in
Section 5.18 of the Charter Disclosure Memorandum all Litigation pending or, to the Knowledge of Charter, threatened as of the date of this Agreement where there are claims against Charter.

      5.19 REPORTS. Since January 1, 1993, or the date of organization if later, each Charter Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the OTS, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and
(iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which will not have, individually or in the aggregate, a Material Adverse Effect on Charter) and have made available to FAC true and complete copies of all such reports. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws and regulatory requirements. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      5.20 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any Charter Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by FAC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made. None of the information supplied or to be supplied by any Charter Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Charter's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a Charter Company or any Affiliate thereof with the OTS or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement and any and all supplements and amendments thereto, when first mailed to the stockholders of Charter, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made. All documents that any Charter Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

      5.21 ACCOUNTING, TAX, AND REGULATORY MATTERS. No Charter Company has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that will (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or treatment as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Charter, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

      5.22     CHARTER PROVISIONS.   Each Charter Company has taken all action
so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement (i) are exempt from any applicable state takeover law and (ii) do not and will not result in the grant of any rights to any Person (other than a FAC Company) under the charter, bylaws, or other governing instruments of any Charter Company or restrict or impair the ability of FAC to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Charter Company that may be acquired or controlled by it.

      5.23 OWNERSHIP OF FAC COMMON STOCK. As of the date hereof, neither Charter nor, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) are parties to an agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of FAC, which in the aggregate, represent 10% or more of the outstanding shares of capital stock of FAC entitled to vote generally in the election of directors (other than trust account shares).

      5.24 QUALIFIED THRIFT LENDER. Since the date of its conversion to stock form, Charter has satisfied, and as of the date hereof satisfies, the qualified thrift lender test under applicable regulations.

      5.25 PERMISSIBLE ACTIVITIES. Except as set forth in Section 5.25 of the Charter Disclosure Memorandum, all of the business activities conducted by Charter and its

Subsidiaries as of the date hereof are business activities in which a bank holding company is permitted to engage under the federal BHC Act, as amended, and Regulation Y promulgated thereunder and all business activities conducted by Charter and its Subsidiaries as of the date hereof are business activities in which national banks are permitted to engage under the rules and regulations of the OCC.

      5.26 LOANS. Each loan of each Charter Company (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally. All loans and extensions of credit that have been made by Charter, and either (a) are outstanding as of the date of this Agreement and as of the Effective Time, or (b) as to which applicable statutes of limitations have not run, comply with all applicable Laws and regulations.

      5.27 CONDUCT OF BUSINESS. Since June 30, 1994, each of the Charter Companies has conducted its business only in the ordinary course. For purposes of the foregoing, none of the Charter Companies has in any material respect, during the period since June 30, 1994, controlled expenses through the elimination of employee benefits, deferral of routine maintenance of real property or leased premises, elimination of reserves where the liability related to such reserve has remained, reduction of capital improvements from previous levels, failure to depreciate capital assets in accordance with past practice or eliminate capital assets that are no longer used in the business of Charter's Subsidiaries, capitalization of loan production other than in accordance with Financial Accounting Standard 91 or extraordinary reduction or deferral of ordinary or necessary expenses.

      5.28 RELATED PARTY TRANSACTIONS. Except as disclosed in the Charter SEC Documents filed prior to the date of this Agreement or as set forth in
Section 5.28 of the Charter Disclosure Memorandum, (i) there are no transactions to which Charter or any Subsidiary was a party in which any officer or director of Charter or any Subsidiary or any other entity controlled by, under common control with or in control of Charter had a direct or indirect interest and (ii) no Charter Company is a party to any loan, including any loan guaranty, with any director, executive officer or 5% Stockholder of Charter or any Affiliate of Charter.

      5.29 INTELLECTUAL PROPERTY. To Charter's Knowledge the Charter Disclosure Memorandum lists all patents, patent applications, inventions, licenses, trade names, trademarks, service marks, brandmarks, copyrights or registrations or applications therefore, franchises and other assets of like kind (such assets and rights herein called "Rights"), used in the business of Charter, or which are registered in the name of Charter, the ownership of all the foregoing being separately stated. The expiration dates, if any, of each of the Rights are also set forth in the Charter Disclosure Memorandum. Charter owns and possesses all Rights used in the conduct of Charter's business; such Rights are adequate for the conduct of Charter's business and will not be adversely affected by the transactions contemplated hereby; and, to Charter's Knowledge, are not being infringed or violated by any other person or entity.

All Rights are, and upon the consummation of the transactions contemplated by this Agreement will be, vested in FAC free of any equities, claims, liens, encumbrances or restrictions and Charter has not granted any licenses thereunder to others. No products sold by Charter infringe the Rights of others. All licenses granted to Charter by other with respect to the business of Charter are set forth in the Charter Disclosure Memorandum, and all such licenses are freely assignable. No holder of any equity security, general or limited partner, or director, officer, employee or agent of such owns, directly or indirectly, in whole or in part, any Rights which the business of Charter has used, or the use of which is necessary for the business of Charter as now conducted. All technology, data, precesses, formulas, trade secrets and the like used in the operation of Charter's business therein called "Know-How") are owned exclusively by Charter, free of any equities, claims, liens or encumbrances, and Charter has not granted any license or right thereto to others.

      5.30 LIQUIDATION ACCOUNT. At the time of conversion from a mutual to a stock association, Charter established a liquidation account in an amount equal to its equity as of the latest date prior to conversion, which amounted to approximately $12,632,000 at September 30, 1983. In addition, at the time of conversion of First Federal Savings and Loan Association of Danville, Charter established a liquidation account which amounted to approximately $1,960,000 at December 31, 1984. The liquidation account has been maintained at the above stated levels in compliance with applicable Laws and regulations.


                                  ARTICLE SIX
                     REPRESENTATIONS AND WARRANTIES OF FAC

      FAC hereby represents and warrants to Charter as follows:

      6.1 ORGANIZATION, STANDING, AND POWER. FAC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and is a bank holding company registered under the BHC Act.
First American National Bank ("FANB") is a national banking organization validly existing and in good standing under the laws of the United States.
Each of FAC and FANB has the corporate power and authority to conduct its business as now conducted and to own, lease, and operate its Assets. Each of FAC and FANB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its current business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed will not have, individually or in the aggregate, a Material Adverse Effect on FAC and its Subsidiaries taken as a whole. All of the issued and outstanding capital stock of FANB is owned by FAC. FANB is the only Significant Subsidiary of FAC.

      6.2      AUTHORITY: NO BREACH BY AGREEMENT.

               (a) FAC has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and FAC and FANB have the corporate power and authority necessary to consummate the transactions contemplated hereby except to the extent that FAC, which is not as of the date of this Agreement qualified to do business in Virginia, may be required to be qualified to do business in Virginia in order to carry out the provisions of this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FAC and FANB. This Agreement represents a legal, valid, and binding obligation of FAC, enforceable against FAC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement by FAC, nor the consummation by FAC and FANB of the transactions contemplated hereby, nor compliance by FAC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FAC's or FANB's charter or bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FAC Company under, any Contract or Permit of any FAC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FAC Company or any of their respective Assets.

               (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq Stock Market, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, will not have, individually or in the aggregate, a Material Adverse Effect on FAC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FAC or Charter Interim of the Merger and the other transactions contemplated in this Agreement.

      6.3      CAPITAL STOCK.

               (a) As of the date hereof, the authorized capital stock of FAC consists of (i) 50,000,000 shares of $5.00 par value FAC Common Stock and (ii) 2,500,000 shares of no par value preferred stock ("FAC Preferred"). As of the close of business on May 4, 1995, (A) 25,930,950 shares of FAC Common Stock were outstanding, no shares of FAC Preferred Stock were outstanding, and (B) 806,248 shares of FAC Common Stock were reserved for issuance pursuant to FAC's Dividend Reinvestment and Stock Purchase Plan, 3,018,279 shares of FAC Common Stock were reserved for issuance upon the exercise of stock options pursuant to the First American Corporation 1991 Employee Stock Incentive Plan, the First American Corporation STAR Award Plan and the First American Corporation 1993 Non-Employee Director Stock Option Plan, (the "FAC Stock Plans"), 908,859 shares of FAC Common Stock were reserved for transfer to the First American Corporation First Incentive Reward Savings

Thrift Plan (the "First Plan") and 2,500,000 shares of FAC Preferred were reserved for issuance under the First American Shareholder Rights Plan dated December 14, 1988 (the "FAC Rights Agreement"). Pursuant to the repurchase program authorized by the FAC Board of Directors on December 15, 1994, FAC is authorized to repurchase up to 800,000 shares of the FAC Common Stock, and the number of shares of FAC Common Stock issued and outstanding at the Effective Time will be reduced by the number of shares repurchased pursuant to this program. In addition, FAC has entered into an agreement with Heritage Federal Bancshares Inc. pursuant to which FAC has agreed to acquire Heritage Federal Bancshares Inc. in exchange for FAC Common Stock.

               (b) All of the issued and outstanding shares of FAC Capital Stock are, and all of the shares of FAC Common Stock to be issued in exchange for shares of Charter Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly authorized and validly issued and outstanding and fully paid and nonassessable under the Laws of the State of Tennessee. None of the outstanding shares of FAC Capital Stock has been, and none of the shares of FAC Common Stock to be issued in exchange for shares of Charter Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of FAC.

      6.4 FINANCIAL STATEMENTS. FAC has delivered to Charter copies of all FAC Financial Statements. The FAC Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the FAC Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the FAC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the FAC Companies for the periods indicated, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

      6.5 ABSENCE OF UNDISCLOSED LIABILITIES. No FAC Company has any Liabilities that will have, individually or in the aggregate, a Material Adverse Effect on FAC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FAC as of March 31, 1995 included in the FAC Financial Statements or reflected in the notes thereto. No FAC Company has incurred or paid any Liability since March 31, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which will not have, individually or in the aggregate, a Material Adverse Effect on FAC. To FAC's Knowledge, there are no unasserted claims that are not disclosed in the FAC Financial Statements that will have a Material Adverse Effect on FAC.

      6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1994, except as disclosed in the FAC Financial Statements filed with the SEC after such date and prior to the date of this Agreement, (i) no events or changes have occurred or have been threatened which have had, will have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the FAC Companies considered as a whole, (ii) the FAC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FAC in this Agreement, and (iii) neither FAC nor any of its Subsidiaries has suffered any loss or damage to their respective properties or Assets, whether or not insured, or union activity that would have, individually or in the aggregate, a Material Adverse Effect on the FAC Companies taken as a whole.

      6.7 COMPLIANCE WITH LAWS. Each FAC Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which will not have, individually or in the aggregate, a Material Adverse Effect on FAC, and there has occurred no Default under any such Permit, other than Defaults which will not have, individually or in the aggregate, a Material Adverse Effect on FAC. None of the FAC Companies:

               (a) Is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which will not have, individually or in the aggregate, a Material Adverse Effect on FAC; and

               (b) As of the date of this Agreement, is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any condition imposed in writing, order or directive by, or is a recipient of any notification, communication or extraordinary supervisory letter from, any governmental authority or Regulatory Authority which asserts that any FAC Company is not in compliance with any material Laws or material Orders where such noncompliance will have, individually or in the aggregate, a Material Adverse Effect on FAC, restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies, its management, or the payment of dividends, nor has FAC been advised by any Regulatory Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, condition, notification, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

      6.8 LEGAL PROCEEDINGS. Except to the extent reserved against in the FAC Financial Statements, there is no Litigation instituted or pending, or, to the Knowledge of FAC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FAC Company, or against any Asset, interest, or right of any of them, that will have, individually or in the aggregate, a Material Adverse Effect on FAC.

      6.9 REPORTS. Since January 1, 1993, FAC has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which will not have, individually or in the aggregate, a Material Adverse Effect on FAC) and have made available to Charter true and complete copies of all such reports. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws and regulatory requirements. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      6.10 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any FAC Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by FAC with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading in light of the circumstances in which they were made. None of the information supplied or to be supplied by any FAC Company or any Affiliate thereof for inclusion in the Proxy Statement and any and all Supplements and amendments thereto to be mailed to Charter's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any FAC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Charter, be false or misleading with respect to any material fact or contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances in which they were made. All documents that any FAC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

      6.11 AUTHORITY OF CHARTER INTERIM. Charter Interim upon its formation and at the Effective Time will be a federal stock savings bank duly organized, validly existing, and in good standing under the Laws of the United States as a wholly-owned, first tier Subsidiary of FAC. Charter Interim upon its formation will have, the corporate power and authority necessary to execute, deliver, and perform its obligations under the Plan of Merger and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Plan of Merger and the consummation of the transactions contemplated therein, including the Merger, will be duly and validly authorized by all necessary corporate action in respect thereof on the part of Charter Interim. When executed and delivered, the Plan of Merger will represent a legal, valid, and binding obligation of Charter Interim, enforceable against Charter Interim in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

      6.12 ACCOUNTING, TAX, AND REGULATORY MATTERS. No FAC Company thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that will (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of FAC, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such Section 9.1(b).

      6.13 NO VOTE REQUIRED. No vote of the stockholders of FAC is required in order to enter into this Agreement or to consummate the Merger.

      6.14 CONSIDERATION. FAC has reserved or will reserve for issuance sufficient shares of FAC Common Stock for issuance in the Merger.


                                 ARTICLE SEVEN
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

      7.1      AFFIRMATIVE COVENANTS OF CHARTER.

               (a) Unless the prior written consent of the chief executive officer or principal financial officer of FAC shall have been obtained and except as otherwise specifically contemplated or permitted by this Agreement, Charter shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course (which, among other things, does not include engaging in transactions involving derivatives), and
(ii) preserve intact its business organizations and Assets and deposits and maintain its rights and franchises.

               (b) Charter agrees to take or cause to be taken commencing as soon as practicable following the execution of this Agreement, and continuing thereafter as appropriate, the following affirmative actions prior to the Effective Time:

                     (i) as soon as reasonably practicable, but not later than 45 days after the date hereof, obtain and promptly provide to FAC a report of a Phase I environmental assessment performed by an environmental expert retained for such purpose by Charter and reasonably acceptable to FAC (the "Environmental Expert") of (A) Charter's branch locations (other than space in retail and similar establishments leased by Charter for automatic teller machines), (B) other real estate owned, (C) all classified assets over $500,000 and all in substance foreclosed assets disclosed in Section 7.1(b) of the Charter Disclosure Memorandum, and (D) those credits over $500,000 identified on the list previously provided to Charter by FAC. The Phase I assessment shall be required to include a recommendation as to whether a Phase II assessment should be prepared; if the Phase I assessment recommends the undertaking of a Phase II assessment, and if such Phase II assessment is necessary in FAC's reasonable opinion, Charter shall provide to FAC a report of a Phase II assessment prepared by the Environmental Expert on such properties requiring such additional study as promptly as practicable. FAC shall have 15 business days from the receipt of any such Phase II assessment to notify Charter of any objection to the contents of such report. Should the cost of taking all remedial and corrective actions and measures required by applicable law, health or safety concerns as reasonably estimated by the Environmental Expert, in the aggregate, exceed an amount which would have a Material Adverse Effect on Charter, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty to be an amount which would not have a Material Adverse Effect on Charter, FAC shall have the right pursuant to Section 10.1(g) hereof, for a period of 10 business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate this Agreement, which shall be FAC's sole remedy in such event. With respect to assessments of assets described in (C) and (D) of this subsection (b), provided Charter shall have used its best efforts to obtain any necessary approvals or access for the conduct of each assessment and shall have used its best efforts to obtain amended loan documentation for this purpose if necessary, then Charter shall not be required to obtain assessments on assets which it is not legally possible for it to obtain;

                     (ii) coordinate Charter's CRA and Fair Lending program in consultation with FAC's CRA officer for consistency purposes in transitioning to FAC's program; and

                     (iii) cooperate and coordinate with FAC in good faith to adopt and implement policies and procedures with respect to CRA and lending (including documentation, appraisals and guaranties) consistent with those of FAC and FAC's Affiliates and in accordance with guidelines previously provided by FAC to Charter.

               (c) Within ten (10) days after the end of each month commencing on June 10, 1995 and continuing to the Effective Time, Charter will provide a brief written description of the actions taken during the preceding month, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable to accomplish the tasks set forth in Section 7.1(b).

               (d) Prior to the Effective Time, Charter agrees to take any action that may be necessary, including seeking injunctive or equitable relief, to enforce the provisions of certain confidentiality agreements between Charter and third parties that participated in the bidding process pursuant to which Charter received FAC's bid to enter into this Agreement and the Plan of Merger. Charter recognizes FAC as a third party beneficiary to each such confidentiality agreement.

               (e) Charter shall coordinate with FAC the declaration of any dividends in respect of Charter Common Stock and the record dates and payment dates relating thereto, it being the intention of Charter and FAC that holders of Charter Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Charter Common Stock and any shares of FAC Common Stock any such holder received in exchange therefor in the Merger.

               (f) Prior to the Closing, Charter shall review and, to the extent determined necessary or advisable, consistent with GAAP and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its loan, accrual and reserve policies and practices (including loan classifications and levels of reserves and accruals and reserves) to (i) reflect the Surviving Bank's plans with respect to the conduct of Charter's business following the Merger and (ii) make adequate provision and accrue for the costs and expenses relating thereto including without limitation expenses relating to taxes, stock option plans, employment agreements, severance benefits and split dollar insurance premiums) so as to be applied consistently on a basis with those of FAC. Prior to the Closing, Charter also will adjust loan loss and REO Reserves as may be appropriate, consistent with GAAP and the accounting rules, regulations and interpretations of the SEC and its staff, in light of the then anticipated post-Closing disposition of certain Charter assets. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this provision. On the date of Closing, Charter will take such actions as are necessary to complete the payments, expenses and adjustments contemplated by this provision. Notwithstanding the foregoing, Charter shall not be obligated to take in any respect any such action pursuant to this Section 7.1(f) (other than pursuant to the preceding sentence) unless and until FAC acknowledges in writing all conditions to its obligations to consummate the Merger have been satisfied.

               (g) Charter shall, at its own expense, recompute the liquidation account and subaccount balances and make the adjustment to the amount disclosed in Section 5.30 of this Agreement in the manner provided in 12 C.F.R. Section 563b.3(f)(5) (without regard to the second sentence following subsection 563b.3(f)(5)(ii), which provides that such amount need not be recomputed by an association if the association has maintained records sufficient to make any necessary computations in the event of a complete liquidation or other event requiring such a computation) so that the balances accurately reflect the balances that would have been computed in such liquidation account and subaccounts, in each case as of the latest annual closing date of the conversion prior to the Closing.

      7.2      NEGATIVE COVENANTS OF CHARTER.   Except as specifically
contemplated or permitted by this Agreement or disclosed in Section 7.2 of the Charter Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Charter covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or principal financial officer of FAC:

               (a) amend the charter, bylaws, or other governing instruments of any Charter Company; or

               (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of Charter Companies consistent with past practices (which shall include, for Charter, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank of Atlanta or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or, forgive any such indebtedness of any Person to any Charter Company, or impose, or suffer the imposition, on any share of stock held by any Charter Company of any Lien or permit any such Lien to exist; or

               (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Charter Company, or declare or pay any dividend or make any other distribution in respect of any Charter Common Stock; provided that: (i) Charter may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay one regular cash dividend per quarter on the shares of Charter Common Stock at a rate not in excess of $0.10 per share (in accordance with Section 7.2(e)) with usual and regular record and payment dates in accordance with past practice; or

               (d) except pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Charter Common Stock or any other capital stock of any Charter Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock or any security convertible into any such stock; or

               (e) adjust, split, combine, or reclassify any capital stock of any Charter Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Charter Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any Charter Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Charter Company).

               (f) acquire direct or indirect control over, or invest in equity securities of, any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Charter in its fiduciary capacity; or

               (g) grant any increase in compensation or benefits to the employees or officers of any Charter Company except in the ordinary course of business and disclosed in Section 7.2(g) of the Charter Disclosure Memorandum or as required by Law; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement and disclosed in Section 7.2(g) of the Charter Disclosure

Memorandum; enter into or amend any severance agreements with officers of any Charter Company except as disclosed in Section 7.2(g) of the Charter Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of any Charter Company except as disclosed in
Section 7.2(g) of the Charter Disclosure Memorandum; or

               (h) enter into or amend any employment Contract between any Charter Company and any Person (unless such amendment is required by Law) that the Charter Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

               (i) except as disclosed in Section 7.2(i) of the Charter Disclosure Memorandum, adopt any new employee benefit plan or program of any Charter Company or make any material change in or to any existing employee benefit plans or programs of any Charter Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

               (j) make any change with respect to loan or lease loss reserves, REO Reserves, or make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to reflect actual developments with respect to Assets such as downgrades in classification or to conform to changes in regulatory accounting requirements or GAAP and except for those set forth in
Section 7.1(f); or

               (k) commence or settle any Litigation, other than immaterial Litigation, in accordance with past practice; provided, that, except to the extent specifically reserved against in the Charter Financial Statements dated prior to the date of this Agreement, no Charter Company shall settle any Litigation involving any Liability of any Charter Company for money damages in excess of $10,000 or restrictions upon the operations of any Charter Company; or

               (l) except in the ordinary course of business, enter into or terminate any material Contract or make any change in any material lease or Contract, other than renewals of leases and Contracts without material adverse changes of terms or as disclosed pursuant to Sections 7.2(g), (h), or (i) of the Charter Disclosure Memorandum; or

               (m) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or in 9.1(c) of this Agreement, or materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, or materially adversely affect the accounting treatment of the Merger as a pooling-of-interests under Accounting Principles Board Opinion No. 16; or

               (n) liquidate or sell or dispose of any material Assets or acquire any material Assets, except as disclosed in Section 7.2(n) of the Charter Disclosure Memorandum, make any capital expenditures in excess of $10,000 in the aggregate, establish new branches or other similar facilities or enter into or modify any leases or other Contracts that involve annual payments by any Charter Company that exceed $10,000 or that are not terminable on 30 days' notice, except as required by Section 7.1(b); or

               (o) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law, regulation or regulatory directives, and except as may be required pursuant to Section 7.1 hereof; or

               (p) restructure any Asset over $250,000 classified by Charter or identified in a list previously provided to Charter by FAC.

      7.3 COVENANTS OF FAC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FAC covenants and agrees that it shall, and shall cause each of its Subsidiaries to
(i) continue to conduct its business and the business of its Subsidiaries in the usual, regular and ordinary course; (ii) take no action which would (x) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c) of this Agreement, or (y) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent FAC or any FAC Company from discontinuing or disposing of any of its Assets or business, or entering into or consummating any additional agreements to acquire any assets or businesses or engage in any merger, whether material or immaterial to FAC, if such action is, in the judgment of FAC, desirable in the conduct of the business of FAC and its Subsidiaries and such discontinuance or disposition would not represent a material portion of the Assets of the FAC Companies, and
(iii) amend the charter or bylaws of FAC, in each case, in any manner which is adverse to, and discriminates against, the holders of Charter Common Stock.

      7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

      7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, in the case of FAC, or the OTS, in the case of Charter, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC or the OTS, as the case may be, will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                 ARTICLE EIGHT
                             ADDITIONAL AGREEMENTS

      8.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL. FAC shall use its reasonable efforts to file as soon as reasonably practicable after the execution of this Agreement, the Registration Statement with the SEC, provided Charter has provided, on a reasonably timely basis, all information concerning Charter necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and, at FAC's option, of an amendment to include audited Financial Statements for the fiscal year ending on June 30, 1995, and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of FAC Common Stock upon consummation of the Merger. Charter shall promptly furnish all information concerning it and the holders of its capital stock as FAC may reasonably request in connection with such action. Charter shall call a Stockholders' Meeting, Charter and FAC shall coordinate and cooperate with respect to the timing of such meeting, which shall be held as soon as practicable after the Registration Statement is declared effective by the SEC and, for the purpose of voting upon approval of (i) this Agreement and the Plan of Merger and (ii) such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) Charter shall file the Proxy Statement (which shall be included in the Registration Statement) with the OTS and mail it to its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Charter shall recommend (subject to compliance with their fiduciary duties as advised by counsel in writing to such Board) to its stockholders the approval of this Agreement and the Plan of Merger, and (iv) the Board of Directors and officers of Charter shall use their reasonable efforts to obtain such stockholders' approval (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board).

      8.2 NASDAQ STOCK MARKET. FAC shall file with the Nasdaq Stock Market a notification for trading on the Nasdaq Stock Market relating to the proposed issuance of the shares of FAC Common Stock to be issued to the holders of Charter Common Stock pursuant to the Merger.

      8.3 APPLICATIONS. As soon as reasonably practicable after execution of this Agreement, FAC and its Subsidiaries shall prepare and file, and Charter shall cooperate in all respects in the preparation and, where appropriate, filing of, applications with all Regulatory

Authorities having jurisdiction over the transactions contemplated by this Agreement (including the Primary FAC Objective Transactions or the Alternative FAC Objective Transactions) including but not limited to the OTS, the Board of Governors of the Federal Reserve System, the FDIC, the Office of the Comptroller of the Currency and such state regulatory authorities as may be appropriate, seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement (including the Primary FAC Objective Transactions or the Alternative FAC Objective Transactions). FAC and its Subsidiaries shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications.

      8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective at the earliest practicable date, the transactions contemplated by this Agreement and the Plan of Merger (including the Primary FAC Objective Transactions or the Alternative FAC Objective Transactions), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions applicable to such Party referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement (including the Primary FAC Objective Transactions or the Alternative FAC Objective Transactions). In addition, each Party agrees to use its best efforts after the Effective Time to take or cause to be taken, and to cause its respective Subsidiaries to take or cause to be taken any such further action as may be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Bank with full title to all properties, assets, approvals, immunities and franchises of the Charter Companies.

      8.5      INVESTIGATION AND CONFIDENTIALITY.

               (a) Upon reasonable notice, Charter shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of FAC access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (including individual credit and collateral files) and, during such period, Charter shall make available to FAC all other information concerning its businesses, properties and personnel as FAC may and reasonably request and each of Charter and FAC shall (and shall cause each of the respective Subsidiaries to) make available to the other a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law). The Parties will hold in confidence any or other such information which is nonpublic. No investigation by either FAC or Charter shall affect the representations and warranties of the other, except to the extent such representations and warranties are by their terms qualified by disclosures made in writing made to such first party.

               (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or destroy all documents and copies thereof, and all work papers containing confidential information received from the other Party and shall not be used by FAC in any way detrimental to Charter or any of its Affiliates.

               (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

      8.6 PRESS RELEASES. Prior to the Effective Time, Charter and FAC shall consult with each other as to the form and substance of any press release or other public disclosure announcing this Agreement or any material change to, or development with respect to, this Agreement; provided, however, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel advises as necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

      8.7 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no Charter Company nor any Affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by any Charter Company shall directly or indirectly initiate contact with any person or entity in an effort to solicit, initiate, or encourage any proposals or offers relating to any Acquisition Proposal by or from any Person or enter into any agreement, letter of intent or agreement in principle as to any Acquisition Proposal. Except to the extent necessary to comply with the fiduciary duties of Charter's Board of Directors as advised by counsel to such Board of Directors, Charter will not authorize or permit (and shall use its reasonable efforts to prevent) any Charter Company or any Affiliate or Representative thereof to cooperate with, furnish or cause to be furnished any non public information that it is not legally obligated to furnish, or to negotiate with respect to, any Acquisition Proposal. Charter shall promptly notify FAC orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Charter shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

      8.8 TAX MATTERS. The Parties agree to use their reasonable efforts to obtain a written opinion of Arnold & Porter reasonably acceptable to the Parties to the effect that (i) the

Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Charter Common Stock for FAC Common Stock will not give rise to gain or loss to the stockholders of Charter with respect to such exchange (except to the extent of any cash received), and (iii) each of Charter, FAC, and Charter Interim will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code ("Tax Opinions"). In rendering such Tax Opinions, counsel shall be entitled to rely upon representations of officers of Charter and FAC reasonably satisfactory in form and substance to such counsel. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for Federal income tax purposes.

      8.9 AGREEMENTS OF AFFILIATES. Charter has disclosed in Section 8.9 of the Charter Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of Charter for purposes of Rule 145 under the 1933 Act. Charter shall use its reasonable efforts to cause each such Person to deliver to FAC not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2 to this Agreement, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Charter Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of FAC Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and FAC shall be entitled to place restrictive legends upon certificates for shares of FAC Common Stock issued to affiliates of Charter pursuant to this Agreement to enforce the provisions of this Section 8.9). FAC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of FAC Common Stock by such affiliates.

      8.10     TRANSITION OF CERTAIN EMPLOYEE BENEFIT PLANS; EMPLOYEE MATTERS.

               (a) FAC also shall cause Charter and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting, and other compensation Contracts disclosed in Section 5.16 of the Charter Disclosure Memorandum to FAC between any Charter Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Charter Benefit Plans.

               (b) The tax-qualified defined contribution and defined benefit plans maintained by Charter or its Subsidiaries (other than any such plans that are described in Section 4063(a) of ERISA), will be terminated by Charter on or before the Effective Time and, subject to Section 8.10(d), the benefits thereunder distributed to participants to the extent permitted under the Code, ERISA and the respective plan provisions. No such distribution of benefits will be made before the receipt of an appropriate favorable determination letter from the IRS as to the effect of the termination of the plan on the qualification of the plan involved. At or immediately prior to the Effective Time, Charter or its Subsidiaries will, to the extent permitted by applicable funding rules under the Code and ERISA, contribute to each Charter Benefit Plan that is subject to Title I, subtitle B, part 3 of ERISA any amount required to cause the fair market value of the plan assets of such plan to equal the plan termination labilities of such plan determined as of a date within thirty (30) days of the Closing. Prior to the Effective Time, Charter and its Subsidiaries shall take such actions as may be requested by FAC with respect to the withdrawal of Charter and its Subsidiaries, effective immediately prior to the Effective Time or at such later date as may be specified by FAC, as contributing sponsors in any Charter Benefit Plan that is described in Section 4063(a) of ERISA.

               (c) Employees of Charter and its Subsidiaries shall be eligible to participate in the pension and welfare plans maintained by FAC after the Effective Time, subject to the eligibility requirements of these plans. For purposes of determining eligibility to participate in the qualified pension plans maintained by FAC, employees of Charter or its Subsidiaries shall be credited with service with Charter and its Subsidiaries to the extent credited under the respective predecessor plans. Vesting service under the FAC Benefit Plans will be in accordance with the rules of such plans governing vesting service for employees of acquired employers and consistent with the current policies of FAC in that regard. Employees of Charter and its Subsidiaries will participate in the First American Corporation Master Retirement Plan (the "Retirement Plan") in accordance with its terms. Such participants will be credited with prior service with Charter and its Subsidiaries for eligibility and vesting purposes, but not for benefit accrual purposes, under the Retirement Plan. Subject to the usual rules applicable to the vacation and short-term disability programs of FAC, service with Charter and its Subsidiaries will be recognized in determining the vacation and short-term disability benefits of employees of Charter and its Subsidiaries after the Effective Time.

               (d) Notwithstanding the provisions of Sections 8.10(b) and 8.10(c), FAC shall cause any Charter Benefit Plan in effect at the Effective Time to remain in effect in lieu of a benefit plan maintained by FAC for an interim period in order to coordinate the transition from such Charter Benefit Plans to FAC plans in a fair, equitable and administratively reasonable manner.

               (e) The actions prescribed by this Section 8.10 are all contingent upon obtaining such determinations and rulings from the IRS and, if necessary, other governmental agencies as FAC may deem appropriate with respect to the effect of such actions on the qualification of the plans involved and the compliance of such actions with other applicable Law. If such determinations or rulings cannot be obtained, Charter and FAC will adopt an alternative course of action which, as nearly as practicable, achieves the same economic results as the actions outlined herein and for which appropriate approval may be obtained.

               (f) From and after the Effective Time, all Charter employees who are terminated within one year following the Merger, as a result of the Merger or as a result of staff reductions or reorganizations, will be eligible for benefits available under FAC's reduction in force policy as in effect as of the date of this Agreement, which include but are not limited to: (i) 30 days' notice, (ii) severance based on years of service (less than 1 year-one week's pay; 1-10 years - one week's pay plus one week's pay for every year of service;

more than 10 years - 12 weeks' pay), (iii) continued paid health benefits (less than 1 year - none, 1-10 years - three months, more than 10 years - six months), and (iv) outplacement assistance. For purposes of the foregoing and for purposes of calculating benefits available under FAC's reduction in force policy in effect after such one year period, Charter employees will receive credit for service with Charter to the same extent and in the manner as if such employees had been employed by FAC.

               (g) From and after the Effective Time, FAC shall honor the employment agreements between Charter and its senior officers as of the date hereof, listed in Section 5.16(a) of the Charter Disclosure Memorandum, in accordance with their terms. Whether any individual officer continues with FAC following the Effective Time will depend on the officer's desire to stay with FAC and FAC's need for executive personnel. Charter will make such officers available to FAC to negotiate economic packages with those officers who stay with FAC.

               (h) To the extent not covered by the foregoing, from and after the Effective Time, FAC shall provide generally to officers and employees of the Charter Companies who at or after the Effective Time become employees of an FAC Company, employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially the same as those provided by the FAC Companies to their similarly situated officers and employees. Nothing in this Section 8.10 shall create any third-party beneficiary rights in any employee or former employee of any of the Charter Companies or any of their beneficiaries or dependents.

      8.11     INDEMNIFICATION.

               (a) Subject to the conditions set forth in paragraph (c) below, for a period of six (6) years after the Effective Time, FAC shall, and shall cause the Surviving Bank to, indemnify, defend, and hold harmless each person entitled to indemnification from a Charter Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in applicable regulations of the OTS (including all official interpretations thereof) and Charter's charter and bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by the Surviving Bank is required to effectuate any indemnification, FAC shall cause the Surviving Bank to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between FAC and the Indemnified Party.

               (b) FAC shall, or shall cause the Surviving Bank to, use its reasonable efforts (and Charter shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three (3) years after the Effective Time Charter's existing directors' and officers' liability insurance policy (provided, that FAC may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Charter given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, however, that FAC shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 1.5 times premiums paid as of the date hereof by Charter for such insurance. Notwithstanding anything to the contrary contained elsewhere herein, FAC's agreement set forth above shall be limited to cover claims only to the extent that those claims are not covered under Charter's directors' and officers' insurance policies (or any substitute policies permitted by this Section 8.11(b)).

               (c) Any Indemnified Party wishing to claim indemnification under paragraph (a), upon learning of any such Liability or Litigation, shall promptly notify FAC thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) FAC or the Surviving Bank shall have the right to assume the defense thereof and FAC shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if FAC or the Surviving Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between FAC or the Surviving Bank and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and FAC or the Surviving Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that FAC shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate to the extent practicable in the defense of any such Litigation, and (iii) FAC shall not be liable for any settlement effected without its prior written consent; and provided further, that the Surviving Bank shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

               (d) If the Surviving Bank or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Bank shall assume the obligations set forth in this Section 8.11.

      8.12 CHARTER STOCK OPTIONS. At the Effective Time, Charter's plans providing for the issuance of options for the purchase of Charter Common Stock shall terminate; no options shall be granted under any such plans between the date of this Agreement and the Effective Time. At the Effective Time, each outstanding option to purchase shares of Charter Common Stock issued under such plans or otherwise issued to any officers or directors of Charter shall be exchanged for that number of shares of FAC Common Stock determined by dividing the excess of (A) the product of (i) the number of shares of Charter Common Stock subject to the option, (ii) the Common Stock Exchange Ratio, and (iii) the FAC Market Value, over (B) the product of (i) the number of shares of Charter Common Stock subject to the option, and (ii) the exercise price at which shares of Charter Common Stock can be purchased pursuant to the option by the FAC Market Value, rounding down to the nearest whole number.


      8.13 FAIRNESS OPINION. Charter has received an opinion from Wheat First Butcher Singer, Inc. ("Wheat First") dated the date of the approval of this Agreement by the Charter Board of Directors to the effect that in the opinion of such firm, the consideration to be received in the Merger by the stockholders of Charter is fair to the stockholders of Charter from a financial point of view. Nothing in this Agreement shall prevent Charter from obtaining an updated opinion from Wheat First or such other financial advisor selected by Charter as to whether the consideration to be received by the holders of Charter Common Stock pursuant to the Merger is fair to such stockholders from a financial point of view dated not more than five days prior to the date of the Proxy Statement.

      8.14 AGREEMENTS RELATING TO POOLING-OF-INTERESTS. If FAC elects to account for the Merger as a purchase instead of as a pooling-of-interests, those provisions of such written agreements relating solely to the ability of FAC to account for the Merger as a pooling-of-interests shall not be required and shall no longer be of any force and effect.


                                  ARTICLE NINE
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

      9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.6 of this Agreement:

               (a) STOCKHOLDER APPROVAL. The stockholders of Charter shall have approved (i) this Agreement and the Plan of Merger, and (ii) the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

               (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of (i) the Merger, (ii) either the Primary FAC Objective Transactions or the Alternative FAC Objective Transactions, and (iii) the other transactions contemplated by this Agreement and the Plan of Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of FAC would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

               (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all other Consents required for consummation of (i) the Merger, (ii) either the Primary FAC Objective Transactions or the Alternative FAC Objective Transactions (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

               (d) LEGAL PROCEEDINGS. No action or proceedings shall have been instituted or threatened by any governmental authority or Regulatory Authority against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against FAC or Charter or the officers or directors of FAC or Charter which seeks to, or would, render it unlawful as of the Closing to effect the transactions contemplated by this Agreement and the Plan of Merger, or seeking damages in a material amount by reason of the transactions contemplated thereby.

               (e) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of FAC Common Stock issuable pursuant to the Merger shall have been received.

               (f) NASDAQ STOCK MARKET. The shares of FAC Common Stock issuable pursuant to the Merger shall have been approved for trading on the Nasdaq Stock Market.

               (g) TAX MATTERS. Each Party shall have received a copy of the Tax Opinion referred to in Section 8.8 of this Agreement. Each Party shall have delivered to the other a Certificate, dated as of the Effective Time, signed by its chief executive officer and principal financial officer, to the effect that, to the Knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented to the legal counsel delivering the Tax Opinion were at the date of such presentation, true, correct, and complete, and are on the date of such Certificate, to the extent contemplated by the presentation, true, correct, and complete, as though such presentation had been made on the date of such Certificate.

      9.2 CONDITIONS TO OBLIGATIONS OF FAC. The obligations of FAC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FAC pursuant to Section 11.6(a) of this Agreement:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Charter set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) as consented to in writing by FAC.

               (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Charter to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

               (c) CERTIFICATES. Charter shall have delivered to FAC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its principal financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Charter's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all satisfactory in form and substance to FAC and its counsel acting reasonably and in good faith.

               (d) AFFILIATE LETTERS. FAC shall have received a written agreement from each affiliate of Charter, substantially in the form of Exhibit 2.

               (e) POOLING LETTER. If it so requests, FAC shall have received a letter from Peat Marwick, L.L.P. dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

               (f) ACCOUNTANT'S LETTER. FAC shall have received from Price Waterhouse, LLP, a letter dated not more than five business days prior to the date of the Closing, with respect to certain financial information regarding Charter, in form and substance satisfactory to FAC and consistent with applicable professional standards for letters delivered by independent public accountants in connection with transactions of the nature contemplated by this Agreement.

               (g) LEGAL OPINION. FAC shall have received a written opinion, dated as of the Effective Time, of counsel to Charter, in form reasonably satisfactory to FAC, as to the matters set forth in Exhibit 3 to this Agreement.

               (h) BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of a requisite regulatory approval, imposes any requirement upon FAC or its Subsidiaries to dispose of 10% or more of the Tennessee-based assets or deposits of Charter, except for such actions that are reasonably attributable to a Business Combination or other similar transaction entered into by FAC subsequent to the date of this Agreement.

               (i) DOCUMENTS. FAC shall have received all documents required to be received from Charter on or prior to the Closing, all in form and substance satisfactory to FAC and its counsel.

      9.3 CONDITIONS TO OBLIGATIONS OF CHARTER. The obligations of Charter to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Charter pursuant to Section 11.6(b) of this Agreement:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of FAC set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) as consented to in writing by Charter.

               (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of FAC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

               (c) CERTIFICATES. FAC shall have delivered to Charter (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its principal financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FAC's Board of Directors and Charter Interim's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all satisfactory in form and substance to Charter and its counsel acting reasonably and in good faith.

               (d) LEGAL OPINION. Charter shall have received a written opinion of Martin E. Simmons, Esquire, Executive Vice President,
Administration, General Counsel and Secretary dated as of the Effective Time, in form reasonably satisfactory to Charter, as to the matters set forth in
Exhibit 4 to this Agreement.

               (e) DOCUMENTS. Charter shall have received all documents required to be received from FAC on or prior to the Closing, all in form and substance satisfactory to Charter and its counsel.

                                  ARTICLE TEN
                                  TERMINATION

      10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Charter, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

               (a)   By mutual consent in writing of FAC and Charter; or

               (b) By either Party in writing (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of FAC and Section 9.3(a) of this Agreement in the case of Charter; or

               (c) By either Party in writing (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

               (d) By either Party in writing (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any denial by such authority is not appealed within the time limit for appeal or, in the case of FAC, if any Consent shall be conditioned in the manner provided in the last sentence of Section 9.1(b) of this Agreement, or (ii) the stockholders of Charter fail to vote their approval of this Agreement, the Plan of Merger, and the transactions contemplated hereby as required by the HOLA at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

               (e) By either Party in writing in the event that the Merger shall not have been consummated by March 31, 1996, in each case only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

               (f) By either Party in writing (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section

10.1(e) of this Agreement as the date after which such Party may terminate this Agreement; or

               (g) By FAC in writing to the extent provided in Section 7.1(b)(i); or

               (h) By Charter in writing if the FAC Market Value (determined as provided in Section 3.6 of this Agreement) is more than $43.50.


      10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article Eleven and Section 8.5(b) of this Agreement shall survive any such termination, and (ii) a termination pursuant to Sections 10.1(b) or 10.1(c) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

      10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. All representations, warranties and covenants in this Agreement, or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to survive or be performed after the Effective Time, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive FAC or Charter (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder of either FAC or Charter, the aforesaid representations, warranties and covenants being material inducements to the consummation by FAC and Charter of the transactions contemplated herein.


                                 ARTICLE ELEVEN
                                 MISCELLANEOUS

      11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

      "ACQUISITION PROPOSAL" with respect to Charter shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving Charter or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Charter or any of its Subsidiaries.

      "AFFILIATE" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person, or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

      "AGREEMENT" shall mean this Agreement and Plan of Reorganization, the Preamble to this Agreement, including the Plan of Merger and each of the Exhibits delivered pursuant hereto and incorporated herein by reference.

      "ALLOWANCE" shall have the meaning provided in Section 5.9 of this Agreement.

      "ALTERNATIVE FAC OBJECTIVE TRANSACTIONS" shall have the meaning set forth in the Preamble of this Agreement.

      "ARTICLES OF COMBINATION" shall mean the Articles of Combination to be filed with the OTS relating to the Merger as contemplated by Section 1.3 of this Agreement.

      "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

      "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

      "BUSINESS COMBINATION" shall mean an acquisition of, merger or combination with, share exchange involving any class of voting stock of, sale of more than fifty percent (50%) of the consolidated assets by, or other business combination involving, or tender offer for or sale or issuance of any equity securities involving an acquisition by a third-party of more than fifty percent (50%) of the voting stock of, Charter, other than the formation of a newly organized holding company for Charter in which the shares of Charter Common Stock are exchanged for shares of the holding company on a basis that does not cause the respective beneficial interests of each stockholder to change or transactions with a FAC Company.

      "CRA" shall mean the Community Reinvestment Act of 1977, 12 U.S.C.
Section  2901 et seq.

      "CHARTER BENEFIT PLANS" shall have the meaning set forth in Section 5.14 of this Agreement.

      "CHARTER CAPITAL STOCK" shall mean, collectively, the Charter Common Stock the Charter Preferred Stock, and any other class or series of capital stock of Charter.

      "CHARTER COMMON STOCK" shall mean the $.01 par value common stock of Charter.

      "CHARTER COMPANIES" shall mean, collectively, Charter and all Charter Subsidiaries.

      "CHARTER DISCLOSURE MEMORANDUM" shall mean the written information entitled "Charter Federal Savings Bank Disclosure Memorandum" delivered prior to the date of this Agreement to FAC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

      "CHARTER FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Charter as of March 31, 1995, and as of June 30, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended March 31, 1995, and for each of the three fiscal years ended June 30, 1994, 1993, and 1992, as disclosed by Charter in the Charter Disclosure Memorandum, and (ii) the consolidated balance sheets of Charter (including related notes and schedules, if any) and related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to March 31, 1995.

      "CHARTER INTERIM COMMON STOCK" shall mean the $1.00 par value common stock of Charter Interim.

      "CHARTER PREFERRED STOCK" shall mean the serial preferred stock par value $.01 per share, of Charter.

      "CHARTER SUBSIDIARIES" shall mean the Subsidiaries of Charter, which shall include the Charter Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank savings association, or other organization acquired as a Subsidiary of Charter in the future and owned by Charter at the Effective Time.

      "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

      "COMMON STOCK EXCHANGE RATIO" shall have the meaning provided in Section 3.1(c) of this Agreement.

      "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

      "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock Assets, or business.

      "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

      "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

      "ERISA PLAN" shall have the meaning provided in Section 5.14 of this Agreement.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "EXCHANGE AGENT" shall have the meaning provided in Section 4.1 of this Agreement.

      "EXHIBITS" 1 through 4, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

      "FAC CAPITAL STOCK" shall mean, collectively, the FAC Common Stock, the FAC Preferred Stock, and any other class or series of capital stock of FAC.

      "FAC COMMON STOCK" shall mean the $5.00 par value common stock of FAC.

      "FAC COMPANIES" shall mean, collectively, FAC and all FAC Subsidiaries.

      "FAC FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of FAC as of March 31, 1995, and as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1995, and each of the three years ended December 31, 1994, 1993 and 1992, as filed by FAC in SEC Documents and (ii) the consolidated statements of condition of FAC (including related notes and schedules, if any) and related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1995.

      "FAC MARKET VALUE" shall have the meaning set forth in Section 3.6 of this Agreement.

      "FAC SUBSIDIARIES" shall mean the Subsidiaries of FAC.

      "FDIC" shall mean Federal Deposit Insurance Corporation.

      "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

      "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

      "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "KNOWLEDGE" or "BEST KNOWLEDGE" as used with respect to a Person shall mean the knowledge after due inquiry under the circumstances, of the chairman, president, principal financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person.

      "LAW" shall mean any code, law, ordinance, regulation, reporting, or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including, without limitation, those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

      "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including, without limitation, costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

      "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

      "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

      "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

      "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, together with any other event, change, or occurrence, has or is reasonably likely to have a material adverse impact on (i) the financial position, business, prospects, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in GAAP or regulatory accounting principles generally applicable to banks and savings associations and their holding companies, or (z) changes effected at the request of the FAC Companies pursuant to Section 7.1(b).

      "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

      "MERGER" shall mean the merger of Charter Interim with and into Charter referred to in Section 1.1 of this Agreement.

      "NASDAQ STOCK MARKET" shall mean the National Market System of the Nasdaq.

      "1933 ACT" shall mean the Securities Act of 1933, as amended.

      "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

      "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

      "OTS" shall mean the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board).

      "PARTY" shall mean either Charter or FAC and "PARTIES" shall mean both Charter and FAC.

      "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

      "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

      "PLAN OF MERGER" shall mean the Agreement and Plan of Merger and Combination, in substantially the form of Exhibit 1 to this Agreement, to be entered into by Charter and, upon its organization, Charter Interim setting forth the terms of the Merger.

      "PROXY STATEMENT" shall mean the proxy statement used by Charter to solicit the approval of its stockholders of the transactions contemplated by this Agreement and the Plan of Merger, and shall include the prospectus of FAC relating to the shares of FAC Common Stock to be issued to the stockholders of Charter.

      "PRIMARY FAC OBJECTIVE TRANSACTIONS" shall have the meaning set forth in the Preamble of this Agreement.

      "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by FAC under the 1933 Act in connection with the transactions contemplated by this Agreement.

      "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the OTS, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the Nasdaq Stock Market, and the SEC.

      "SEC DOCUMENTS" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

      "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder, including the regulations of the OTS included in 12 C.F.R. Part 563g.

      "SIGNIFICANT SUBSIDIARY" shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party's consolidated statement of condition prepared in accordance with GAAP.

      "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of Charter to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

      "SUBSIDIARY" or collectively "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its FAC; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

      "SURVIVING BANK" shall mean Charter, as the surviving federal savings bank resulting from the Merger.

      "TAX" or "TAXES" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, of any nature whatsoever, including interest, penalties, and additions imposed thereon or with respect thereto.

      11.2 EXPENSES. Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that FAC shall bear and pay the filing fees payable in connection with the Registration Statement, the Proxy Statement, and all applications filed with the Regulatory Authorities and FAC and Charter will share equally the printing and mailing costs incurred in connection with the Registration Statement and the Proxy Statement. Notwithstanding the foregoing, in the event that Charter terminates this Agreement pursuant to Section 10.1(h), Charter shall pay to FAC an amount equal to all costs and expenses incurred by FAC in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, mailing costs, and fees and expenses of FAC's financial or other consultants, investment bankers, accountants and counsel; such payment shall be made in immediately available funds within five business days after such termination.

      11.3 BROKERS AND FINDERS. Except for Wheat First as to Charter and Merrill, Lynch, Pierce, Fenner & Smith, Inc. as to FAC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Charter or FAC, each of Charter and FAC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

      11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to, or shall, confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.11 of this Agreement.

      11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of

Directors of each of the Parties; provided, however, that after any such approval by the holders of Charter Common Stock, there shall be made no amendment to the consideration to be received by Charter stockholders without the further approval of such stockholders.

      11.6     WAIVERS.

               (a) Prior to or at the Effective Time, FAC, acting through its Board of Directors, chief executive officer, president, or other authorized officer, shall have the right at any time (whether before or after approval of the Plan of Merger by the Charter stockholders) to waive on behalf of it and Charter Interim any Default in the performance of any term of this Agreement by Charter, to waive or extend the time for the compliance or fulfillment by Charter of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FAC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FAC.

               (b) Prior to or at the Effective Time, Charter, acting through its Board of Directors, chief executive officer, president, or other authorized officer, shall have the right (whether before or after approval of the Plan of Merger by the Charter stockholders) to waive any Default in the performance of any term of this Agreement by FAC, to waive or extend the time for the compliance or fulfillment by FAC or Charter Interim of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Charter under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.
No such waiver shall be effective unless in writing signed by a duly authorized officer of Charter.

      11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

      11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided, hereunder), and shall he deemed to have been delivered as of the date so received:

Charter:             Charter Federal Savings Bank
                     110 Piedmont Avenue
                     Bristol, Virginia 24201

                     Attention:     Cecil R. McCullar
                                    President and Chief Executive Officer

Copy to              Mary M. Sjoquist
Counsel:             Muldoon, Murphy & Faucette
                     5101 Wisconsin Avenue, N.W.
                     Washington, D.C. 20016


FAC:                 First American Corporation
                     615 First American Center
                     Nashville, TN  37237

                     Attention:     Dennis C. Bottorff
                                    Chairman of the Board and
                                    Chief Executive Officer


Copy to              Catherine C. McCoy
Counsel:             Arnold & Porter
                     555 12th Street, N.W.
                     Washington, D.C. 20004

      11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

      11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

      11.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                CHARTER FEDERAL SAVINGS BANK



By: /s/ Robert J. Bartel               By: /s/ Cecil R. McCullar
    ----------------------                 --------------------------------
     [Name]                                Cecil R. McCullar
     Secretary                             President and Chief Executive Officer



[CORPORATE SEAL]


ATTEST:                                FIRST AMERICAN CORPORATION


By: /s/ Mary C. Price                  By: /s/ Dennis C. Bottorff
    ----------------------                 --------------------------------
     [Name]                                Dennis C. Bottorff
     Assistant Secretary                   Chairman of the Board
                                           and Chief Executive Officer



[CORPORATE SEAL]

                                                                       EXHIBIT 1




                  AGREEMENT AND PLAN OF MERGER AND COMBINATION



         THIS AGREEMENT AND PLAN OF MERGER AND COMBINATION (this "Plan of Merger") is made and entered into as of the __ day of ___________, 1995, by and between CHARTER FEDERAL SAVINGS BANK ("Charter"), a federal stock savings bank organized and existing under the laws of the United States, with its home office located in Bristol, Virginia, and CHARTER INTERIM FEDERAL SAVINGS BANK ("Charter Interim"), an interim federal stock savings bank organized and existing under the laws of the United States, with its home office located in Bristol, Virginia.




                                    Preamble

         Each of the Boards of Directors of Charter and Charter Interim deems it advisable and in the best interests of their respective institutions and the stockholders thereof for Charter Interim to be merged with and into Charter (the "Merger") on the terms and conditions provided in this Plan of Merger. This Plan of Merger is made and entered into pursuant to an Agreement and Plan of Reorganization, dated as of May __, 1995 ("Agreement"), by and between Charter and First American Corporation ("FAC"). At the Effective Time of the Merger, the outstanding shares of Charter Common Stock (as defined herein) shall be converted into the right to receive shares of FAC Common Stock (subject to certain exceptions as set forth in the Agreement). As a result, stockholders of Charter shall become stockholders of FAC and Charter shall continue to conduct its business and operations as a wholly-owned, first tier federal savings bank subsidiary of FAC. It is intended that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that the exchange of Charter Common Stock, to the extent exchanged for FAC Common Stock, will not give rise to gain or loss to the holders of Charter Common Stock with respect to such exchange.

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Charter and Charter Interim hereby made, adopt, and approve this Plan of Merger in order to set forth the terms and conditions of the merger of Charter Interim into Charter.

                                  ARTICLE ONE
                                  DEFINITIONS

         Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms, as applicable) shall have the meanings set forth in the Agreement and Plan of Reorganization, dated as of May __, 1995, by and between Charter and FAC, including each of the supporting agreements and the other exhibits delivered pursuant thereto and incorporated therein by reference.

                                  ARTICLE TWO
                                TERMS OF MERGER

         2.1 MERGER. Subject to the terms of this Plan of Merger and the Agreement, at the Effective Time, Charter Interim shall be merged with and into Charter in accordance with and with the effect provided in Title 12, United States Code, Section 1467a(s) and 12 C.F.R. Section 552.13(l). Charter shall be the Surviving Bank resulting from the Merger, shall be a wholly-owned, first tier subsidiary of FAC and shall continue to be governed by the laws of the United States as a federal stock savings bank operating under the name "Charter Federal Savings Bank." The Merger shall be consummated pursuant to the terms of this Plan of Merger.

         2.2 SURVIVING BANK. The business of the Surviving Bank from and after the Effective Time shall continue to be that of a federal stock savings bank organized under the laws of the United States. The business shall be conducted from its office located in [Bristol, Virginia], and its legally established branches as listed on the attached Exhibit A, which shall also include the main office and all branches of Charter, whether in operation or approved but unopened, at the Effective Time.

         2.3 ASSUMPTION OF RIGHTS. At the Effective Time, the separate existence and corporate organization of Charter Interim shall be merged into and continued in the Surviving Bank. All rights, franchises, and interests of both Charter and Charter Interim in and to every type of property (real, personal, and mixed), and all choses in action of both Charter and Charter Interim shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Merger and without any order of other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either Charter or Charter Interim at the Effective Time.

         2.4 ASSUMPTION OF LIABILITIES. All liabilities and obligations of both Charter and Charter Interim of every kind and description (including without limitation the liquidation account established by Charter in connection with its conversion to the stock form of organization, and the liquidation account assumed by Charter Federal in connection with its merger conversion with First Federal Savings and Loan Association of Danville, as in existence at the Effective Time) shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that Charter and Charter Interim were so bound at the Effective Time.

         2.5 SAVINGS ACCOUNTS AND DEPOSITS. All savings accounts and deposits of Charter shall be and continue to be savings accounts and deposits of the Surviving Bank, without change in their respective terms, maturity, minimum required balances or withdrawal value. As of the Effective Time, each savings accounts or deposit of Charter shall be considered for dividend or interest purposes as a savings account or deposit of the Surviving Bank from the time said savings account or deposit was opened in Charter and at all times thereafter until such account or deposit ceases to be a savings account or deposit of the Surviving Bank.

         2.6 CHARTER. The charter of Charter in effect immediately prior to the Effective Time shall be the Charter of the Surviving Bank until otherwise amended or repealed.

         2.7 BYLAWS. The bylaws of Charter in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank until otherwise amended or repealed.

         2.8 BOARD OF DIRECTORS. Upon the Effective Time, the Board of Directors of the Surviving Bank shall consist initially of the following [number] individuals, each of whom shall serve for one-year terms:


Name                              RESIDENCE ADDRESS

________________________

________________________

________________________

________________________

________________________

         2.9 OFFICES. The main office of the Surviving Bank after the Effective Time will be located at the main office of the Surviving Bank in [Bristol, Virginia]. The Surviving Bank's offices will after the Effective Time be located at the locations set forth in Exhibit A to this Plan of Merger.


                                 ARTICLE THREE
                          MANNER OF CONVERTING SHARES

         3.1 CONVERSION OF SHARES. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                 (a) Each share of Charter Interim Common Stock issued and outstanding prior to the Effective Time shall at the Effective Time continue to be issued and outstanding and shall be an identical outstanding share of the Surviving Bank.

                 (b) Each share of Charter Common Stock issued and outstanding at the Effective Time (excluding shares held by any Charter Company or by any FAC Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, which shares shall be canceled as provided in
Section 3.3 of this Plan of Merger) shall cease to be outstanding and shall be converted into and exchanged for 0.3800 shares of FAC Common Stock (the "Common Stock Exchange Ratio"); provided, however, that, in the event the FAC Market Value at the Effective Time (determined as provided in Section 3.6 of this Plan of Merger) is greater than $39.75 per share, then the Common Stock Exchange Ratio shall be reduced to such amount, rounded to the nearest one-ten thousandth of a share, as shall equal $15.10 divided by the FAC Market Value; and provided further, however, that, if FAC enters into a definitive agreement of merger or reorganization with another entity as a result of which either FAC is not the surviving entity or FAC's Chief Executive Officer will not become the Chief Executive Officer of the surviving entity, then the Common Stock Exchange Ratio shall be 0.3800 shares of FAC Common Stock for each share of Charter Common Stock exchanged.

         3.2 ANTI-DILUTION PROVISIONS. In the event Charter or FAC changes the number of shares of Charter Common Stock or FAC Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Common Stock Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend or similar recapitalization, as the case may be.

         3.3 SHARES HELD BY CHARTER OR FAC. Each of the shares of Charter Common Stock held by any Charter Company or by any FAC Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Charter Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FAC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FAC Common Stock multiplied by the market value of one share of FAC Common Stock at the Effective Time. The market value of one share of FAC Common Stock at the Effective Time shall be the closing price of such common stock as traded on the Nasdaq Stock Market on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional share.

         3.5 NO DISSENTERS' RIGHTS. The holders of Charter Common Stock will not have dissenters' rights of appraisal as a result of the Merger or any other event or transaction contemplated by this Plan of Merger.

         3.6 MARKET VALUE OF FAC COMMON STOCK. The market value of one share of FAC Common Stock on the Effective Time (the "FAC Market Value") shall be the average per share closing price of FAC Common Stock on the Nasdaq Stock Market (as reported by The Wall Street Journal or other authoritative source) for the twenty consecutive trading days ending on and including the third day immediately preceding but not including the day of the Effective Time.

                                  ARTICLE FOUR
                               EXCHANGE OF SHARES

         4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, but in no event later than five (5) business days thereafter, FAC shall cause FAC itself or such bank or trust company as FAC shall elect (which may be a subsidiary of FAC) acting as the exchange agent (the "Exchange Agent") to mail to the former stockholders of Charter appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Charter Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Charter Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by
Section 3.4 of this Plan of Merger, each holder of shares of Charter Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of FAC Common Stock to which such holder may be otherwise entitled (without interest). FAC shall not be obligated to deliver the consideration to which any former holder of Charter Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Charter Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Charter Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither FAC, the Surviving Bank, nor the Exchange Agent shall be liable to a holder of Charter Common Stock or FAC Common Stock, as the case may be, for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

         4.2 RIGHTS OF FORMER CHARTER STOCKHOLDERS. At the Effective Time, the stock transfer books of Charter shall be closed as to holders of Charter Common Stock immediately prior to the Effective Time, and no transfer of Charter Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Charter Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections
3.1 and 3.4 of this Plan of Merger in exchange therefor, and when issued, such consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Charter Common Stock. Whenever a dividend or other distribution is declared by FAC on the FAC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of FAC Common Stock issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of FAC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Charter Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in
Section 4.1 of this Plan of Merger. However, upon surrender of such Charter Common Stock certificate, both the FAC Common Stock certificate (together with all such undelivered dividends or other distributions without interest with a record date after the Effective Time and a payment date at or prior to such surrender (without interest)) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate. If after the Effective Time, certificates representing Charter Common Stock are presented to the Surviving Bank for any reason, they shall be surrendered and exchanged as provided in Section 4.1 of this Plan of Merger.

         4.3 TERMINATION OF EXCHANGE AGENT RELATIONSHIP. At any time following one year after the Effective Time, FAC shall be entitled to terminate the Exchange Agent relationship, and any stockholders of Charter who have not theretofore surrendered their shares of Charter Common Stock pursuant to this Article Four shall thereafter look only to FAC for payment of their claim for FAC Common Stock, any cash in lieu of fractional shares of FAC Common Stock and any dividends or distributions with respect to FAC Common Stock (subject to abandoned property, escheat or other similar laws).

                                  ARTICLE FIVE
                           CLOSING AND EFFECTIVE DATE

         5.1 TIME AND PLACE OF CLOSING. The closing of the Merger ("Closing") will take place at 9:00 a.m. on the last business day of the calendar quarter in which the satisfaction of all conditions precedent specified in Article Nine of the Agreement occurs or at such other time as the Parties to the Agreement, acting through their chief executive officers or chief financial officers, shall mutually agree. The place of Closing shall be at the offices of FAC, or such other place as may be mutually agreed upon by the Parties to the Agreement.

         5.2 EFFECTIVE TIME. The Merger and other transactions contemplated by this Plan of Merger shall become effective on the date and at the time of endorsement of the Articles of Combination filed with the OTS or on such other date and at such other time as the OTS declares the Merger effective (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or principal financial officers of each party to the Agreement, the parties to the Agreement shall use their reasonable efforts to cause the Effective Time to occur on the first business day of the first calendar quarter following the Closing, or such later date within thirty (30) days of such date as shall be mutually agreed upon by FAC and Charter.


                                  ARTICLE SIX
                                 EFFECTIVENESS

         6.1 CONDITIONS PRECEDENT. Consummation of the Merger is conditioned upon the approval of the Merger by the stockholders of Charter and the sole stockholder of Charter Interim, as and to the extent required by law, and the receipt of the requisite regulatory approvals as set forth in the Agreement. The Merger shall not be consummated unless and until approved by the OTS. Additionally, consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Article Nine of the Agreement or the waiver of such conditions as provided in Section 11.6 of the Agreement.

         6.2 TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto at any time simultaneously with the termination of the Agreement as provided in Article Ten of the Agreement.

         6.3 AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties; provided, however, that after any such approval by the holders of Charter Common Stock, there shall be made no amendment decreasing the consideration to be received by Charter stockholders without the further approval of such stockholders.


                                 ARTICLE SEVEN
                                 MISCELLANEOUS

         7.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth in Section 11.8 of the Agreement (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received;

provided, however, that notice of termination of this Plan of Merger shall be effective only upon actual delivery of such notice to the party entitled to the same.

         7.2 GOVERNING LAW. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to any applicable conflicts of laws, except to the extent that the federal laws of the United States may apply to the Merger.

         7.3 COUNTERPARTS. This Plan of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         7.4 INCONSISTENT PROVISIONS. The parties agree that, to the extent any of the provisions of this Plan of Merger shall conflict or be inconsistent with any provision of the Agreement, the provisions of the Agreement shall control and prevail and the parties hereto agree to execute such amendments to this Plan of Merger to conform the provisions hereof to the provisions of the Agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto duly authorized all as of the day and year first above written.





ATTEST:                    CHARTER FEDERAL SAVINGS BANK





By:                                        By:
     -----------------------------            ---------------------------------
         [Name]                                    Cecil R. McCullar
         Secretary                                 President and Chief Executive
                                                   Officer




ATTEST:                    CHARTER INTERIM FEDERAL SAVINGS BANK




By:                                        By:
     -----------------------------            ---------------------------------
         [Name]                                    [Name]
         Secretary                                 [Title]

                                                                       EXHIBIT 2

First American Corporation
First American Center
Nashville, Tenn. 37237


                 RE: AGREEMENT AND PLAN OF REORGANIZATION, DATED MAY __, 1995 (THE "AGREEMENT"), BETWEEN FIRST AMERICAN CORPORATION ("FAC") AND CHARTER FEDERAL SAVINGS BANK ("COMPANY")

Gentlemen:

         I have been advised that I may be deemed to be an affiliate of the Company, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

         Pursuant to the terms and conditions of the Agreement, each share of common stock of the Company owned by me as of the effective time of the merger contemplated by the Agreement (the "Merger") may be converted into the right to receive shares of common stock of FAC and cash in lieu of any fractional share. As used in this letter, the shares of common stock of the Company owned by me as of ____________ (the date 30 days prior to the anticipated effective time of the Merger) are referred to as the "Pre-Merger Shares" and the shares of common stock of FAC which may be received by me in the Merger in exchange for my Pre-Merger Shares are referred to as the "Post-Merger Shares." This letter is delivered to FAC pursuant to Section 8.9 of the Agreement.

A.       I represent and warrant to FAC and agree that:

         1. I shall not make any sale, transfer or other disposition of the Post-Merger Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder except by operation of law, by will or under laws of descent and distribution.

         2. I understand that the issuance of the Post-Merger Shares to me pursuant to the Merger will be registered with the Commission under the Securities Act. I also understand that because I may be deemed an "affiliate" of the Company and because any distributions by me of the Post-Merger Shares will not be registered under the Securities Act, such Post-Merger Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Post-Merger Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to FAC some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer, or other disposition of such Post-Merger Shares.

         3. I have not, as of the date hereof, sold or otherwise transferred or reduced my risk relative to the Pre-Merger Shares, and in no event will I sell the Pre-Merger Shares or the Post-Merger Shares, as the case may be, or otherwise transfer or reduce my risk relative to the Pre-Merger Shares or Post-Merger Shares, as the case may be, during the period beginning 30 days prior to the date on which the Merger is consummated and ending on the date that FAC has published financial results covering at least

30 days of the combined operations of FAC and the Company.

B.       I understand and agree that:

         1. Stop transfer instructions will be issued with respect to the Post-Merger Shares and there will be placed on the certificates representing such Post-Merger Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

                 "The shares represented by this Certificate were issued in a transaction to which Rule 145 of the Securities Act of 1933, as amended, applied. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement dated ____________, 1995, by the registered holder in favor of First American Corporation, a copy of which agreement is on file at the principle offices of First American Corporation.

         2. Unless the transfer by me of the Post-Merger Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, FAC reserves the right to place the following legend on the Certificates issued to my transferee:

                 "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold, pledged, or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."

         I understand and agree that the legends set forth in paragraphs 1 and 2 above shall be removed by delivery of substitute Certificates without any legend if I deliver to FAC a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to FAC, to the effect that no such legend is required for the purpose of the Securities Act or, at FAC's option, a certificate reasonably satisfactory to FAC and signed by me to the effect that the proposed transfer, sale or disposition of Post-Merger Shares evidenced by such certificate is permitted by and in accordance with Rule 145.

         I have carefully read this letter and the Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Pre-Merger Shares or Post-Merger Shares by me.

         It is understood and agreed that this letter shall terminate and be of no further force and effect if the Agreement is terminated pursuant to the terms thereof.


                                                            Very truly yours,

                                                                       EXHIBIT 3





                            MATTERS TO BE ADDRESSED
                                       IN
                     OPINION OF MULDOON, MURPHY & FAUCETTE


         1. Charter Federal Savings Bank is a duly organized federal stock savings bank validly existing under the laws of the United States, with full corporate power and authority to carry on its business as described in its Annual Report on Form 10-K for the year ended June 30, 1995, and to the best of our knowledge, is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

         2. The authorized capital stock of Charter consists of (i) 50,000,000 shares of the $.01 par value common stock of Charter (the "Charter Common Stock"), of which ____________ shares are issued and outstanding and
(ii) 7,500,000 shares of Charter Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of Charter Common Stock are duly authorized, validly issued and fully paid and nonassessable. To the best of our knowledge, except for such options as are set forth in Section 5.3(b) of the Charter Disclosure Memorandum, there are no Rights authorized, issued or outstanding with respect to the capital stock of Charter. Charter's charter has never provided for preemptive rights.

         3. To the best of our knowledge, Charter does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank, savings association or other organization except for Highlands Service Corporation and Charter Financial Services Corporation.

         4. Charter has all requisite corporate power and authority to enter into and perform all of its obligations under the Reorganization Agreement and the Plan of Merger. The execution and delivery of the Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Charter.

         5. The Reorganization Agreement and the Agreement of Merger constitute legal, valid and binding obligations of Charter enforceable against it in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of a creditor of an insured depository institution or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         6. Neither the execution and delivery of the Reorganization Agreement or the Plan of Merger, nor the consummation of the transactions contemplated thereby, nor compliance by Charter with any of the provisions thereof shall (i) conflict with or result in a breach of any provision of the charter or bylaws of Charter, (ii) to the best of our knowledge constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Charter pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Charter is a party, except where such breach, default, right or creation would not have a material adverse effect on the Charter Companies taken as a whole, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Charter Company.

         7. The Proxy Statement, and any supplement or amendment thereto, on the date of the mailing thereof and on the date of the special meeting of stockholders of Charter, complied as to form in all material respects with the applicable provisions of law with respect to information provided for inclusion therein by Charter.

         8. No facts have come to our attention, with respect to information provided for inclusion therein by Charter, which would lead us to believe that the Proxy Statement, and any supplement or amendment thereto, on the date of the mailing thereof and on the date of the special meeting of stockholders of Charter, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel need express no opinion with respect to the fairness opinion, financial statements and notes thereto and other financial, statistical and accounting information included in the Proxy Statement); provided, however, that we have not independently verified the accuracy, completeness or fairness of the statements contained in the Proxy Statement, and the limitations inherent in our participation in the preparation of the Proxy Statement and the knowledge available to us are such that we are unable to assume, and do not assume, responsibility for the accuracy, completeness or fairness of the statements contained in the Proxy Statement.

         9. To the best of our knowledge, there are no material actions, suits or proceedings instituted, pending or threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome), against Charter or against any asset, interest or right of Charter. To the best of our knowledge, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated in the Reorganization Agreement or the Plan of Merger, or to impose upon Charter or its Subsidiaries any material cost or obligation in connection therewith. To the best of our knowledge, there are no actions, suits or proceedings instituted, pending or threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any present or former director or officer of Charter that could be reasonably likely to give rise to a claim for indemnification by such present or former director or officer that, if determined adversely to Charter, would have a material adverse effect on Charter.

         10. No consent, approval or authorization of, or declaration, notice, filing or registration with, any applicable governmental or regulatory authority, is required to be made or obtained by Charter on or prior to the Closing in connection with the execution, delivery and performance of the Reorganization Agreement, the Plan of Merger or the consummation of the transactions contemplated thereby that has not been made or obtained.

                                                                       EXHIBIT 4



                            MATTERS TO BE ADDRESSED
                                       IN
                OPINION OF COUNSEL TO FIRST AMERICAN CORPORATION



         1. FAC is a duly organized corporation, validly existing, and in good standing under the laws of the State of Tennessee, with full corporate power and authority to carry on its business as now conducted, and to my knowledge, is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. FAC is registered as a bank holding company under the Bank Holding Company Act. First American National Bank ("FANB") is a national banking organization validly existing and in good standing under the laws of the United States. All issued and outstanding capital stock of FANB is owned by FAC.

         2. All of the issued and outstanding shares of FAC Common Stock are duly authorized, validly issued, fully paid and nonassessable.

         3. FAC and FANB have all requisite corporate power and authority to enter into and perform all of their respective obligations under the Reorganization Agreement and the Plan of Merger. The execution and delivery of the Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the FAC Companies.

         4. The Reorganization Agreement and the Agreement of Merger constitute legal, valid and binding obligations of FAC enforceable against it in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally (or the rights of a creditor of an insured depository institution) or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         5. Neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor the consummation of the transactions contemplated thereby, nor compliance by FAC with any of the provisions thereof shall (i) conflict with or result in a breach of any provision of the charter or bylaws of FAC or FANB, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of FAC pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any FAC Company is a party, except where such breach, default, right or creation would not have a material adverse effect on the FAC Companies taken as a whole, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any FAC Company.

         6. Charter Interim is a federal stock savings bank duly organized and validly existing under the laws of the United States. Charter Interim has the corporate power and authority necessary to execute, deliver and perform its obligations under the Plan of Merger and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Plan of Merger and the consummation of the transactions contemplated therein, including the Merger, has been duly and validly authorized by all necessary corporate action in respect thereof on the part of Charter Interim. When executed and delivered, the Plan of Merger will represent the legal, valid and binding obligation of Charter Interim, enforceable against Charter Interim in accordance with its terms (except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law).

         7. The Registration Statement, insofar as it contains information relating to the FAC Companies, complies in all material respects as to form with the requirements of the 1933 Act as in effect on the date of effectiveness of the Registration Statement. The Prospectus included therein, including any supplements or amendments thereto, at the time of the mailing thereof or at the time of the stockholders meeting complied as to form in all material respects with the applicable provisions of law with respect to information provided for inclusion therein by FAC.

         8. Nothing has caused me to believe that the information provided by FAC to Charter for use in the Proxy Statement, and the information in the Registration Statement, and any supplements or amendments thereto, on the date of the mailing of the Proxy Statement, and on the date of the special meeting of stockholders of Charter, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         9. To the best of my knowledge, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated in the Reorganization Agreement or the Plan of Merger.

         10. No consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, is required to be made or obtained by any FAC Company on or prior to the Closing in connection with the execution, delivery and performance of the Reorganization Agreement, the Plan of Merger or the consummation of the transactions contemplated thereby that has not been made or obtained.

         11. The shares of the $5.00 par value common stock of FAC to be issued to the stockholders of Charter as contemplated by the Agreement have been duly and validly authorized for issuance, have been registered under the Securities Act of 1933, as amended, and when the certificates therefor are duly countersigned by FAC (or FAC's transfer agent) and delivered to the stockholders of Charter pursuant to the Agreement following consummation of the Merger will be duly and validly issued, fully paid and nonassessable, free of any preemptive or similar rights.

                                                                       EXHIBIT 5


                             STOCK OPTION AGREEMENT


              This STOCK OPTION AGREEMENT ("Option Agreement") dated as of May __, 1995 by and between FIRST AMERICAN CORPORATION ("FAC"), a Tennessee corporation, and CHARTER FEDERAL SAVINGS BANK ("Charter"), a federal stock savings bank organized and existing under the laws of the United States.

                                   WITNESSETH

              WHEREAS, the Boards of Directors of FAC and CHARTER have authorized or approved an Agreement and Plan of Reorganization ("Reorganization Agreement") providing for certain transactions pursuant to which FAC would acquire Charter pursuant to the merger of a newly formed first tier, interim federal savings bank subsidiary of FAC ("Charter Interim") with and into Charter;

              WHEREAS, as a condition to FAC's entry into the Reorganization Agreement and to induce such entry, Charter has agreed to grant to FAC the option set forth herein to purchase authorized but unissued shares of Charter Common Stock;

              NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1.  Definitions.

              Capitalized terms defined in the Reorganization Agreement and used herein shall have the same meanings as in the Reorganization Agreement.

2.  Grant of Option.

              Subject to the terms and conditions set forth herein, Charter hereby grants to FAC an option ("Option") to purchase up to the amount comprising 19.99% of the issued and outstanding shares of Charter Common Stock, at a price of $9.08 per share payable in cash as provided in Section 4 hereof; provided, however, that in the event Charter issues or agrees to issue any shares of Charter Common Stock (other than as permitted under the Reorganization Agreement) at a price less than $9.08 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price.

3.  Exercise of Option.

              a. Unless FAC shall have breached in any material respect any material covenant, agreement or representation contained in the Reorganization Agreement and such breach has not been cured within the period provided for in the Reorganization Agreement, FAC may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) upon the Effective Time of the Merger or (ii) upon termination of the Reorganization Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by Charter of a Specified Covenant (as defined herein) or, following the occurrence of a Purchase Event, failure of Charter's stockholders to approve the Reorganization Agreement by the vote required under applicable law), or (iii) six months after termination of the Reorganization Agreement due to a willful breach by Charter of a Specified Covenant or, following the occurrence of a Purchase Event, failure of Charter's stockholders to approve the Reorganization Agreement by the vote required under applicable law; and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

              b. As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                 (i) any person (other than Charter or any Charter Company, FAC or any affiliate of FAC) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934 ("Exchange Act")) a bona fide tender or exchange offer to purchase shares of Charter Common Stock such that upon consummation of such offer such person would own or control 15% or more of the outstanding shares of Charter Common Stock;

                (ii) Charter or any Charter Company, without having received FAC's prior written consent, shall have entered into an agreement with any person (other than FAC or any subsidiary or affiliate of FAC), or shall have filed an application or notice with any federal or state regulatory agency for clearance or approval, to (x) merge or consolidate, or enter into any similar transaction, with any such person, (y) sell, lease or otherwise dispose of all or substantially all of the assets of Charter or (z) sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Charter;

               (iii) any person (other than Charter, Charter in a fiduciary capacity, FAC, affiliates of FAC or subsidiaries of FAC in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Charter Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in
                          Section 13(d) of the Exchange Act and the regulations promulgated thereunder); provided, however, that the acquisition prior to the date hereof of either such beneficial ownership or the right to acquire such beneficial ownership by any director or officer of Charter shall not constitute a Purchase Event;

                (iv) any person other than FAC shall have made a bona fide proposal to Charter by public announcement or written communication that is or becomes the subject of public disclosure to (x) acquire Charter by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or
                          (y) make an offer described in clause (i) above and Charter's Board of Directors shall have failed to recommend, or shall have withdrawn its recommendation, to Charter stockholders that they approve of the Reorganization Agreement and Plan of Merger with FAC; or

                 (v) Charter shall have willfully breached a Specified Covenant which breach would entitle FAC to terminate the Reorganization Agreement and such breach has not been cured within the period provided for in the Reorganization Agreement prior to the Notice Date (as defined below).

If more than one of the transactions giving rise to a Purchase Event under this
Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                 c. In the event FAC wishes to exercise the Option, it shall send to Charter a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, FAC shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

                 d. As used herein, "Specified Covenant" means any covenant or agreement contained in Sections 7.2(a), (c), (d), (e), (m) and (n), or Sections 8.1, 8.3, 8.4 and 8.7, of the Reorganization Agreement.

4.  Payment and Delivery of Certificates.

                 a. At the closing referred to in Section 3(c) hereof, FAC shall pay to Charter the aggregate purchase price for the shares of Charter Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Charter.

                 b. At such closing, simultaneously with the delivery of funds as provided in subsection (a), Charter shall deliver to FAC a certificate or certificates representing the number of shares of Charter Common Stock purchased by FAC, and FAC shall deliver to Charter a letter agreeing that FAC will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

                 c. Certificates for Charter Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

                        "The transfer of the shares represented by this
                 certificate is subject to certain provisions of an agreement between the registered holder hereof and Charter Federal Savings Bank and to resale restrictions arising under applicable federal law, as amended, a copy of which agreement is on file at the principal office of Charter Federal Savings Bank. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Charter Federal Savings Bank of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if FAC shall have delivered to Charter a copy of a letter from the staff of the Office of Thrift Supervision, or an opinion of counsel, in form and substance reasonably satisfactory to Charter, to the effect that such legend is not required for purposes of applicable federal law.

5.  Representations.

                 Charter hereby represents, warrants and covenants to FAC as follows:

                 a. Charter shall at all times maintain sufficient authorized but unissued shares of Charter Common Stock so that the Option may be exercised without authorization of additional shares of Charter Common Stock.

                 b. The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

6.  Adjustment Upon Changes in Capitalization.

                 In the event of any change in Charter Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Charter Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Charter Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.99% of the number of shares of Charter Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Charter to breach any provision of the Reorganization Agreement.

7.  Repurchase.

                 a. At the request of FAC at any time during the nine months immediately following the later to occur of both a Purchase Event set forth in
Section 3(b)(ii), 3(b)(iv) or 3(b)(v) and the termination of the Reorganization Agreement pursuant to the terms thereof ("Repurchase Period"), Charter shall repurchase the Option from FAC together with any shares of Charter Common Stock purchased by FAC pursuant thereto, at a price (the "Option Repurchase Price") equal to the sum of:

                           (i)  The exercise price paid by FAC for any shares
of Charter Common Stock acquired pursuant to the Option;

                          (ii)  The difference between the "market/tender
offer" price for shares of Charter Common Stock (defined as the highest of (i) the highest price per share at which a tender or exchange offer has been made,
(ii) the price per share, whether in cash or the value of securities or other property or a combination thereof, of Charter Common Stock to be paid by any third party pursuant to an agreement with Charter, (iii) the price at which FAC has agreed to acquire Charter Common Stock pursuant to the Reorganization Agreement, or (iv) the highest reported sale price for shares of Charter Common Stock within that portion of the Repurchase Period preceding the date FAC gives notice of the required repurchase under this Section 7) and the exercise price as determined pursuant to Section 2 hereof, multiplied by the number of shares of Charter Common Stock with respect to which the Option has not been exercised, but only if the market/tender offer price is greater than such exercise price; and

                          (iii)  The difference between the market/tender offer
price (as defined in Section 7(b) hereof) and the exercise price paid by FAC for any shares of Charter Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the market/tender offer price is greater than such exercise price.

                 b. To the extent that Charter is prohibited under applicable law or regulation from repurchasing in full the Option, and any shares of Charter Common Stock purchased by FAC pursuant thereto, Charter shall immediately so notify FAC and thereafter deliver or cause to be delivered, from time to time, to FAC, the portion of the Option Repurchase Price that it is no longer prohibited from delivering, within five business days after the date on which Charter is no longer so prohibited; provided, however, that if Charter at any time after delivery of a notice of repurchase is prohibited under applicable law or regulation from delivering to FAC the Option Repurchase Price in full (and Charter hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), FAC may revoke its notice of repurchase of the Option, or any shares of Charter Common Stock purchased by FAC pursuant thereto, either in whole or to the extent of the prohibition, whereupon, in the latter case, Charter shall promptly: (i) deliver to FAC that portion of the Option Repurchase Price that Charter is not prohibited from delivering; and (ii) at FAC's option, either: (A) deliver to FAC a new Option Agreement evidencing the right of FAC to purchase that number of shares of Charter Common Stock obtained by multiplying the number of shares of Charter Common Stock for which the surrendered Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to FAC and the denominator of which is the Option Repurchase Price, or (B) make provision for payment of the remainder of the Option Repurchase Price at such time as Charter is not so prohibited under applicable law or regulation.

                 c. In addition to the limitation set forth in Section 7(b) on Charter's obligation to repurchase the Option, and any shares of Charter Common Stock purchased by FAC pursuant thereto, if the repurchase in full of the Option, and any shares of Charter Common Stock purchased by FAC pursuant thereto, by Charter would reduce Charter's Tier 1 capital ratio as defined in 12 C.F.R. Section 565.2(g) ("Tier 1 Capital") to less than 5%, then Charter shall be obligated to repurchase the Option, and any shares of Charter Common Stock purchased by FAC pursuant thereto, only to the extent that such repurchase will not reduce Charter's Tier 1 capital to less than 5%. To the extent that Charter is temporarily excused under the immediately preceding sentence from repurchasing all or any portion of the Option, or any shares of Charter Common Stock purchased by FAC pursuant thereto, Charter shall immediately so notify FAC and thereafter deliver or cause to be delivered, from time to time, to FAC, the portion of the Option Repurchase Price that it is no longer excused from delivering, within five business days after the date on which Charter is no longer so excused; provided, however, that if Charter at any time after delivery of a notice of repurchase is excused under this Section 7(c) from delivering to FAC the Option Repurchase Price in full (and Charter hereby undertakes to use its best efforts to maintain its Tier 1 capital at such levels as may be necessary in order to permit it to accomplish such repurchase), FAC may revoke its notice of repurchase of the Option, or any shares of Charter Common Stock purchased by FAC pursuant thereto, either in whole or to the extent that Charter is excused from repurchasing the same, whereupon, in the latter case, Charter shall promptly: (i) deliver to FAC that portion of the Option Repurchase Price that Charter is not excused from delivering; and (ii) at FAC's option, either (A) deliver to FAC a new Option Agreement evidencing the right of FAC to purchase that number of shares of Charter Common Stock obtained by multiplying the number of shares of Charter Common Stock for which the surrendered Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to FAC and the denominator of which is the Option Repurchase Price, or (B) make provision for payment of the remainder of the Option Repurchase Price at such time as Charter is not so excused under this Section 7(c).

                 d. In the event FAC exercises its right to require the repurchase of the Option, or any shares of Charter Common Stock purchased by FAC pursuant thereto, Charter shall, within ten business days thereafter, pay the required amount to FAC in immediately available funds and FAC shall surrender the Option to Charter and the certificates evidencing the shares of Charter Common Stock purchased thereunder; provided that if prior notification to or approval of the Federal Reserve Board or other regulatory agency is required in connection with such purchase, Charter shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated.

8.  Registration Rights.

                 Charter shall, if requested by FAC, as expeditiously as possible file a registration statement on a form of general use as required by the Office of Thrift Supervision if necessary in order to permit the sale or other disposition of the shares of Charter Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by FAC. FAC shall provide all information reasonably requested by Charter for inclusion in any registration statement to be filed hereunder. Charter will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this
Section 8 shall be at Charter's expense except for underwriting commissions and the fees and disbursements of FAC's counsel attributable to the registration of such Charter Common Stock. A second registration may be requested hereunder at FAC's expense. In no event shall Charter be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Charter of Charter Common Stock. If requested by FAC, in connection with any such registration, Charter will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from FAC or assignee thereof under this Section 8, Charter agrees to send a copy thereof to FAC and to any assignee thereof known to Charter, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

9.  Severability.

                 If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Charter Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Charter to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

10.  Miscellaneous.

                 a. Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                 b. Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.
The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

                 c. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing, FAC may assign in whole or in part its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, FAC may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Charter, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on FAC's behalf, or (iv) any other manner approved by applicable regulatory authorities.

                 d. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 11.8 of the Reorganization Agreement.

                 e. Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                 f. Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

                 g. Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to applicable conflicts of laws, except to the extent that the federal laws of the United States may apply to the Merger.

                 IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                            FIRST AMERICAN CORPORATION



                            By /s/ Dennis C. Bottorff
                               -----------------------------
                               Dennis C. Bottorff
                               Chairman of the Board
                                 and Chief Executive Officer



                            CHARTER FEDERAL SAVINGS BANK



                            By /s/ Cecil R. McCullar
                               -----------------------------
                               Cecil R. McCullar
                               President and Chief
                                 Executive Officer